1900 Crystal Drive – Reva Lobby (rendering)

QUARTERLY INVESTOR PACKAGE | Q1 2024

JBG SMITH

TABLE OF CONTENTS

LETTER TO SHAREHOLDERS
SECTION ONE

Q1 2024 EARNINGS RELEASE
SECTION TWO

Q1 2024 SUPPLEMENTAL INFORMATION
SECTION THREE

1900 Crystal Drive – Reva

JBGS Divider

Management Letter

April 30, 2024

Our Fellow Shareholders:

The most influential factor in our business continues to be inflation and the interest rate environment. As long as this remains uncertain and unpredictable, we should expect to see constrained lending, conservative valuations, and reluctance on the part of companies and developers to make significant new investments. We are well positioned for this environment and with our sale of Central Place Tower this quarter, again proved that we can access private capital in creative and constructive ways, even in a constrained capital markets environment. For a company in the midst of an important strategic transition with a sizeable development pipeline and trading at a meaningful discount to NAV, this access to capital is critically important. Many saw the news that Monumental Sports & Entertainment elected to keep the Wizards and Capitals in DC. While this outcome was a missed opportunity for us, the teams’ desire to relocate to Potomac Yard put National Landing on the map for other potential anchors and highlighted – in a very visible way – the long-term attractiveness of the submarket. There will be other opportunities, and the process we undertook has only increased our likelihood of landing them. In recognition of our ongoing repositioning of National Landing and the projects that we delivered in 2023, JBG SMITH was named the Washington Business Journal Developer of the Year. We are extremely proud and grateful for this important recognition. It is a testament to the skill and determination of our very capable team and our many partners throughout the region that help us deliver every day.

Below are highlights since last quarter:

We closed $176.8 million of capital recycling transactions, representing an average capitalization rate of 4.0% after accounting for known and expected vacates. These transactions include the sale of Central Place Tower and North End Retail. Proceeds were used to deleverage our balance sheet and provide capacity for accretive investments.

Our multifamily portfolio continued to exhibit strong NOI and renewal lease rate growth. Multifamily Same Store NOI grew 11.1% in the first quarter, driven by higher market rents, higher occupancy, and lower concessions. Across the portfolio, we increased effective rents by 9.4% upon renewal while maintaining a 52.4% renewal rate.

Prospective office tenant tour activity in National Landing was over 2x the level we saw in the first quarter of 2023 and the highest we’ve seen since before the pandemic. We are very encouraged by the pipeline of tenants in the market looking for space that is well-located and proximate to amenities, just like the kind of amenity-rich environment we’ve created in National Landing.

The Washington Housing Initiative (WHI) Impact Pool surpassed its goal of financing 3,000 workforce housing units. Earlier this month, the WHI Impact Pool financed Montgomery Housing Partnership’s acquisition of Franklin Apartments, a 185-unit age-restricted housing community in Takoma Park, MD. With the addition of this asset, the WHI Impact Pool has invested in 3,018 workforce housing units across five jurisdictions, exceeding its goal to finance 3,000 units by 2025.

On Earth Day, we released our annual Sustainability Report, highlighting our accomplishments and progress made throughout 2023. We encourage you to access our Sustainability Report by visiting our website at https://www.jbgsmith.com/about/sustainability.

Capital Allocation

Though institutional capital remains largely sidelined, we continued to execute our plan to dispose of non-core assets, successfully closing $176.8 million of asset dispositions during the first quarter, including (i) Central Place Tower, a 550,000 square foot office tower in Arlington, Virginia, for $162.5 million at our 50% share (adjusting for credits as well as other payments made by the purchaser, the sale price equates to approximately $660 per square foot), and (ii) North End Retail, a 27,000 square foot retail asset in the U Street/Shaw submarket of Washington, DC, for $14.3 million. These sales represent a 4.0% average capitalization rate after accounting for known and expected vacates and an estimated 6.0% – 6.5% capitalization rate once re-stabilized.

We expect new investments, including development projects, acquisitions, and share repurchases, to be largely funded, whether up front or after the fact, by asset recycling. Since 2017, we have raised $3.9 billion of capital through dispositions and an equity issuance, and we have used those proceeds to match fund our $3.9 billion of investment in development, share repurchases, and multifamily acquisitions — furthering our transition to a majority multifamily company. We believe share repurchases continue to be the most accretive use of capital available to us given the material discount of our share price to NAV. Our strong balance sheet and ample liquidity afford us the ability to capitalize on this disconnect. As such, year-to-date, we have repurchased 3.0 million shares at a weighted average price of $16.50, totaling $49.4 million. Since the inception of our share repurchase program in 2020, we have repurchased 48.9 million shares, or approximately 33% of shares and OP units outstanding as of December 31, 2019, at a weighted average price per share of $20.61, totaling $1.0 billion.

We continue to advance the design and entitlement of our land bank to maximize value and monetization opportunities. We expect our 9.3 million square foot Development Pipeline to be entitled by the end of 2025. When construction costs and interest rates normalize, we will be prepared with an attractive portfolio of shovel-ready growth opportunities, and plan to source joint venture capital as a means of funding these developments.

Financial and Operating Metrics

For the three months ended March 31, 2024, we reported Core FFO attributable to common shareholders of $26.9 million, or $0.29 per diluted share. Annualized NOI increased 0.6% quarter-over-quarter, excluding assets that were sold, recapitalized, or taken out of service. Our multifamily portfolio ended the quarter at 95.9% leased and 94.3% occupied. Our office portfolio ended the quarter at 84.6% leased and 83.1% occupied.

Based on known tenant vacates resulting from hybrid work trends and tenants seeking to repurpose space for flexibility, we expect downward pressure on our earnings. We expect this pressure to persist at least through the end of 2025. Additionally, interest expense will increase as we deliver our under-construction assets and cease capitalizing interest on those assets. We expect these pressures will be offset by additional income from the delivery and stabilization of 1900 Crystal Drive (The Grace and Reva) and 2000/2001 South Bell Street; rent growth in our existing multifamily portfolio given the limited multifamily supply pipeline in the DC metro area; and office demand in National Landing seeking proximity to the Pentagon, local tech talent, and the placemaking attractions we have delivered.

As of March 31, 2024, our Net Debt/total enterprise value was 58.4%, and our Net Debt/Annualized Adjusted EBITDA was 9.3x. Our floating rate exposure remains limited, with 94.6% of our debt fixed or hedged as of the end of the first quarter, after accounting for in-place interest rate swaps and caps. The remaining floating rate exposure is tied to our revolving credit facility and assets where the business plan warrants preserving flexibility.

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We continue to be well-positioned with respect to our near-term debt maturities with a weighted average debt maturity of 3.5 years, after adjusting for by-right extension options. We have $120.9 million of debt maturing by year-end 2024 (4.6% of total debt), which is non-recourse asset-level financing related to a non-core office asset in DC. Looking ahead to 2025, we have $424.0 million of maturities, after adjusting for by-right extension options, representing 16.2% of total debt; however, the majority of this debt is secured by multifamily assets which are readily refinanceable, even in today’s debt capital markets. Our primarily non-recourse asset-level financing strategy continues to be most valuable in an environment like today, providing a floor on our downside risk.

Operating Portfolio

Multifamily Trends

Our multifamily portfolio ended the quarter at 95.9% leased and 94.3% occupied, in line with last quarter. Across our portfolio, we increased effective rents by 9.4% upon renewal for first quarter lease expirations while achieving a 52.4% renewal rate. Our multifamily portfolio generated 11.1% Same Store NOI growth for the three months ended March 31, 2024.

We believe our placemaking initiatives and the delivery of Amazon’s new headquarters, which houses approximately 8,000 employees and has 1,000 open positions, will drive demand in the lease-up of 1900 Crystal Drive (The Grace and Reva) – two residential towers in the heart of National Landing totaling 808 units – which began leasing in January 2024. Move-ins commenced in February 2024, and we are seeing healthy levels of interest thus far, illustrated by a leasing pace that continues to exceed all five of our multifamily deliveries since 2017. As of quarter-end, 1900 Crystal Drive was approximately 16.0% leased, and as of April 28th, it was 21.9% leased. With this asset’s completion, the soon-to-follow delivery of 2000/2001 South Bell Street, and recent office asset sales, our transition to majority multifamily is almost complete.

Market-Wide (DC Metro) Multifamily Trends (based on CoStar, UrbanTurf, RealPage, and Apartment List data)

The DC area’s multifamily market is, as we expected, coming into its own. Supply remains extraordinarily depressed by historic standards in the submarkets we track with only two projects totaling just over 600 units getting underway during the first quarter. Consequently, our region’s share of units under construction (~5% of existing inventory) remains low compared to nearly double-digit figures in parts of the Sunbelt where the pipeline built up dramatically before the change in the rate environment choked new starts nationally. While the supply picture continues to improve, rent growth today is robust – the metro region posted a 3.2% increase in asking rents compared to the first quarter of last year. This performance is particularly strong relative to the other Gateway markets, which saw just a 0.9% increase over the same period and compared to many Sunbelt markets which are beginning to experience negative rent growth. Occupancy in the region also improved over the same period, rising to 94.8% – essentially in line with the Gateway markets at 95% but with the benefit of growing rents. This strong relative performance is likely related to the DC metro region’s population growth outperformance (0.7%) among the Gateway markets – the majority of which were negative from 2020 to 2023. National Landing has seen particularly strong fundamentals within the metro region, posting rent growth over the same period of 5.4%, bolstering our ability to lease up what we believe to be the best new product in the market with no opening concessions. Due to these positive fundaments, we continue to believe that our market will be an outperformer as the true impact of a frozen new supply environment begins to fully manifest over the next 24 months.

Office Trends

Our office portfolio ended the fourth quarter at 84.6% leased and 83.1% occupied. In the first quarter, we executed 99,000 square feet of leases with a weighted average lease term of 2.3 years. For second generation leases, the rental rate mark-to-market increased 0.4%. While our first quarter leasing was light, tour activity during the quarter was over 2x the level we saw in the first quarter of 2023 and the highest we’ve seen since before the pandemic. We believe the amenity-rich environment we’ve created in National Landing and its proximity to tech talent and the

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Pentagon is attracting these tenants. We expect Amazon’s continued hiring to lure office tenants from all over the country who wish to mine this deep and growing vein of talent.

Defense and technology tenants in National Landing continue to show their stickiness as office users; our assets in National Landing, excluding buildings going out of service, have been reporting physical occupancy at approximately 87% on peak days. That level of physical occupancy is ahead of Austin, Texas – Kastle’s peak-day occupancy champion – which reported a best-day of 73.5%, and it far outstrips peak days in cities like New York (62.5%) and DC (56.2%). Nonetheless, our efforts to re-lease certain spaces will be targeted toward buildings with long-term viability, concentrating occupancy in areas of National Landing that we amenitized and are near multi-modal transportation. Moving 1800 South Bell Street, 2100 Crystal Drive, and 2200 Crystal Drive out of service reduces our office stock by approximately 743,000 square feet, or 12%, which should allow us to curate a healthier, long-term office market in National Landing over the next few years. We expect to repurpose these older, obsolete, and under-leased buildings for redevelopment, conversion to multifamily, hospitality, or another specialty use, ultimately reducing cannibalistic competitive supply in National Landing.

Market-Wide (DC Metro) Office Trends (based on JLL, CBRE, and Kastle Systems data)

The office market across the region remained relatively flat from a statistical perspective through the first quarter, with just over 1.0 million square feet of negative absorption and continued elevated vacancy rates of approximately 20% across DC, Maryland, and Virginia. Thematically, the flight to quality and location coupled with a static or shrinking footprint remain the most prevalent and defining characteristics of the current environment. These phenomena should provide a boost for the best-located and highest-quality second-generation assets with the right physical characteristics or repositioning plans. As a result of this bifurcation in the market, the headline vacancy statistics and average rents become less meaningful indicators of market health or trends. One indicator that is important is the delta between leasing activity and net absorption. In Northern Virginia, for example, leasing activity in the first quarter was just below 2.0 million square feet while net absorption was negative approximately 370,000 square feet. These data points speak to downsizing and consolidations, but also to the opportunity for capturing new activity even with reduced footprints; the market is thawing, and companies are finally making decisions. Interestingly, when CBRE analyzed net absorption for the quarter, they found that significant growth in tech and defense was offset by shrinkage in the government and professional services spaces. Our focus in National Landing is capturing demand from these growth sectors that align well with our existing tenancy and locational advantages. As we look to the future, we also continue to track inventory coming offline for residential conversion. In Virginia, these conversions have reached 9.3 million square feet of current office inventory which should soon be subtracted from vacancy and inventory – potentially needle moving for the market – especially when combined with a large swath of the market that may be underwater and unable to compete. Taken together, headline vacancy seems like even less of a true indicator of market health.

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The next two years are lining up to be among the most eventful in our company history. We will deliver and stabilize 1,583 apartment units in National Landing, expanding our growing multifamily portfolio by 25%. We will undertake the repositioning and re-leasing of many of our commercial office assets. We will continue to deliver and open the balance of our retail placemaking in National Landing. We expect to complete the entitlement of our 9.3 million square foot land bank. We will continue the expansion of our growing workforce housing business. All of this progress amidst a very challenging capital markets environment, the silver lining of which is constrained new supply of all product types, notably housing in the DC metro area. Where other markets struggle through the indigestion of oversupply, our markets seem headed for a period of constrained supply, continued population and job growth, and the growing rents that come with it. Indeed, the DC area is responding true to form with muted volatility and relative calm where turmoil elsewhere abounds. Our team remains committed to work impatiently and diligently to maximize long term value and every opportunity before us.

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For your continued support, trust and confidence, we remain deeply appreciative.

Sincerely,

W. Matthew Kelly

Chief Executive Officer

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Q1 2024 EARNINGS RELEASE

SECTION TWO

8001 Woodmont

Section Two – Earnings Release

FOR IMMEDIATE RELEASE

Earnings Release

CONTACT

Kevin Connolly

Executive Vice President, Portfolio Management & Investor Relations

(240) 333-3837

kconnolly@jbgsmith.com

JBG SMITH ANNOUNCES FIRST QUARTER 2024 RESULTS

Bethesda, MD (April 30, 2024) - JBG SMITH (NYSE: JBGS), a leading owner and developer of high-quality, mixed-use properties in the Washington, DC market, today filed its Form 10-Q for the quarter ended March 31, 2024 and reported its financial results.

Additional information regarding our results of operations, properties, and tenants can be found in our First Quarter 2024 Investor Package, which is posted in the Investor Relations section of our website at www.jbgsmith.com. We encourage investors to consider the information presented here with the information in that document.

First Quarter 2024 Highlights

●	Net income (loss), Funds From Operations ("FFO") and Core FFO attributable to common shareholders were:

	FIRST QUARTER COMPARISON
in millions, except per share amounts	Three Months Ended
	March 31, 2024		March 31, 2023
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income (loss) (1)	$(32.3)	$(0.36)	$21.2	$0.19
FFO	$10.7	$0.12	$33.0	$0.29
Core FFO	$26.9	$0.29	$37.2	$0.33

_____________

(1) Includes gain on the sale of real estate totaling $197,000 and $40.7 million during the three months ended March 31, 2024 and 2023. Includes impairment loss of $17.2 million related to non-depreciable real estate assets recorded during the three months ended March 31, 2024.

●	Annualized Net Operating Income ("NOI") for the three months ended March 31, 2024 was $307.5 million, compared to $322.4 million for the three months ended December 31, 2023, at our share. Excluding the assets that were taken out of service, sold or recapitalized, Annualized NOI for the three months ended March 31, 2024 was $300.8 million, compared to $299.1 million for the three months ended December 31, 2023, at our share.
o	The increase in Annualized NOI excluding the assets that were taken out of service, sold or recapitalized was substantially attributable to (i) rent escalations related to ground leases in which we are the lessor, (ii)

lower non-reimbursable operating expenses and real estate taxes, partially offset by tenant vacates in our commercial portfolio; and (iii) lower other revenue in our multifamily portfolio.
●	Same Store NOI ("SSNOI") at our share increased 6.5% quarter-over-quarter to $75.7 million for the three months ended March 31, 2024.
o	The increase in SSNOI was substantially attributable to (i) higher rents and occupancy, partially offset by higher operating expenses in our multifamily portfolio and (ii) burn off of rent abatements and lower bad debt, real estate taxes and operating expenses, partially offset by lower occupancy in our commercial portfolio.

Operating Portfolio

●	The operating multifamily portfolio was 95.9% leased and 94.3% occupied as of March 31, 2024, compared to 96.0% and 94.7% as of December 31, 2023, at our share.
●	Across our multifamily portfolio, we increased effective rents by 9.4% upon renewal for first quarter lease expirations while achieving a 52.4% renewal rate.
●	The operating commercial portfolio was 84.6% leased and 83.1% occupied as of March 31, 2024, compared to 86.3% and 84.9% as of December 31, 2023, at our share.
●	Executed approximately 99,000 square feet of office leases at our share during the three months ended March 31, 2024, comprising approximately 31,000 square feet of first-generation leases and approximately 68,000 square feet of second-generation leases, which generated a 0.4% rental rate increase on a cash basis and a 1.9% rental rate increase on a GAAP basis.

Development Portfolio

Under-Construction

●	As of March 31, 2024, we had two multifamily assets under construction consisting of 1,583 units at our share.

Development Pipeline

●	As of March 31, 2024, we had 18 assets in the development pipeline consisting of 9.3 million square feet of estimated potential development density at our share.

Third-Party Asset Management and Real Estate Services Business

●	For the three months ended March 31, 2024, revenue from third-party real estate services, including reimbursements, was $17.9 million. Excluding reimbursements and service revenue from our interests in real estate ventures, revenue from our third-party asset management and real estate services business was $7.8 million, primarily driven by $5.0 million of property and asset management fees, $1.1 million of leasing fees and $1.0 million of other service revenue.

Balance Sheet

●	As of March 31, 2024, our total enterprise value was approximately $4.0 billion, comprising 104.8 million common shares and units valued at $1.7 billion, and debt (net of premium / (discount) and deferred financing costs) at our share of $2.6 billion, less cash and cash equivalents at our share of $227.1 million.

●	As of March 31, 2024, we had $220.5 million of cash and cash equivalents ($227.1 million of cash and cash equivalents at our share), and $749.5 million of availability under our revolving credit facility.
●	Net Debt to annualized Adjusted EBITDA at our share for the three months ended March 31, 2024 was 9.3x, and our Net Debt / total enterprise value was 58.4% as of March 31, 2024.

Investing and Financing Activities

●	On January 22, 2024, we sold North End Retail, a retail asset in our multifamily portfolio with 27,355 square feet in Washington, DC, for $14.3 million.
●	On February 13, 2024, one of our unconsolidated real estate ventures sold Central Place Tower, a commercial asset with 551,594 square feet in Arlington, Virginia, for $162.5 million at our 50.0% share.
●	We repaid all amounts outstanding under our revolving credit facility.
●	We repurchased and retired 3.0 million common shares for $49.4 million, a weighted average purchase price per share of $16.50.

Dividends

●	On April 25, 2024, our Board of Trustees declared a quarterly dividend of $0.175 per common share, payable on May 24, 2024 to shareholders of record as of May 10, 2024.

About JBG SMITH

JBG SMITH owns, operates, invests in, and develops mixed-use properties in high growth and high barrier-to-entry submarkets in and around Washington, DC, most notably National Landing. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, amenity-rich, walkable neighborhoods throughout the Washington, DC metropolitan area. Approximately 75.0% of JBG SMITH's holdings are in the National Landing submarket in Northern Virginia, which is anchored by four key demand drivers: Amazon's new headquarters; Virginia Tech's under-construction $1 billion Innovation Campus; the submarket’s proximity to the Pentagon; and JBG SMITH’s deployment of 5G digital infrastructure. JBG SMITH's dynamic portfolio currently comprises 13.7 million square feet of high-growth multifamily, office and retail assets at share, 98% of which are Metro-served. It also maintains a development pipeline encompassing 9.3 million square feet of mixed-use, primarily multifamily, development opportunities. JBG SMITH is committed to the operation and development of green, smart, and healthy buildings and plans to maintain carbon neutral operations annually. For more information on JBG SMITH please visit www.jbgsmith.com.

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH", the "Company", "we", "us", "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate", "hypothetical", "potential", "believes", "expects", "anticipates", "estimates", "intends", "plans", "would", "may" or similar expressions in this earnings release. We also note the following forward-looking statements: our annual dividend per share and dividend yield; whether in the case of our under-construction assets and assets in the development pipeline, estimated square feet, estimated number of units and estimated potential development density are accurate; expected timing, completion, modifications and delivery dates for the projects we are developing; the ability of any or all of our demand drivers to materialize and their effect on economic impact, job growth, expansion of public transportation and related demand in the National Landing submarket; planned infrastructure and educational improvements related to Amazon's additional headquarters and the Virginia Tech Innovation Campus; our development plans related to National Landing; whether we will be able to successfully shift the majority of our portfolio to multifamily; and whether the allocation of capital to our share repurchase plan has any impact on our share price.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Pro Rata Information

We present certain financial information and metrics in this release "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in our investor package exclude our 10.0% subordinated interest in one commercial building, our 33.5% subordinated interest in four commercial buildings, our 49.0% interest in three commercial buildings and our 9.9% interest in one commercial building, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

Non-GAAP Financial Measures

This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH's management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH's financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release:

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains and losses on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, income from investments, business interruption insurance proceeds, litigation settlement proceeds and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results.

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization expense related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, income from investments, business interruption insurance proceeds, litigation settlement proceeds, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption (payments) refunds, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI") and "Annualized NOI" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure of our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other REITs that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI represents NOI for the three months ended March 31, 2024 multiplied by four. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

Definitions

"Development Pipeline" refers to assets that have the potential to commence construction subject to receipt of full entitlements, completion of design and market conditions where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of March 31, 2024. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

"GAAP" means accounting principles generally accepted in the United States of America.

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of March 31, 2024.

"Non-Same Store" refers to all operating assets excluded from the same store pool.

"Same Store" refers to the pool of assets that were in-service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Transaction and Other Costs" include pursuit costs related to completed, potential and pursued transactions, demolition costs, and severance and other costs.

"Under-Construction" refers to assets that were under construction during the three months ended March 31, 2024.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

in thousands	March 31, 2024	December 31, 2023

ASSETS
Real estate, at cost:
Land and improvements	$1,187,685	$1,194,737
Buildings and improvements	4,283,889	4,021,322
Construction in progress, including land	427,524	659,103
	5,899,098	5,875,162
Less: accumulated depreciation	(1,379,090)	(1,338,403)
Real estate, net	4,520,008	4,536,759
Cash and cash equivalents	220,514	164,773
Restricted cash	39,752	35,668
Tenant and other receivables	40,223	44,231
Deferred rent receivable	178,111	171,229
Investments in unconsolidated real estate ventures	104,782	264,281
Deferred leasing costs, net	79,538	81,477
Intangible assets, net	54,401	56,616
Other assets, net	168,021	163,481
TOTAL ASSETS	$5,405,350	$5,518,515

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,816,508	$1,783,014
Revolving credit facility	—	62,000
Term loans, net	717,391	717,172
Accounts payable and accrued expenses	133,084	124,874
Other liabilities, net	129,489	138,869
Total liabilities	2,796,472	2,825,929
Commitments and contingencies
Redeemable noncontrolling interests	435,529	440,737
Total equity	2,173,349	2,251,849
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$5,405,350	$5,518,515

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2024	2023
REVENUE
Property rental	$122,636	$124,033
Third-party real estate services, including reimbursements	17,868	22,784
Other revenue	4,680	6,145
Total revenue	145,184	152,962
EXPENSES
Depreciation and amortization	56,855	53,431
Property operating	35,279	35,612
Real estate taxes	13,795	15,224
General and administrative:
Corporate and other	14,973	16,123
Third-party real estate services	22,327	23,823
Share-based compensation related to Formation Transaction and special equity awards	—	351
Transaction and other costs	1,514	2,472
Total expenses	144,743	147,036
OTHER INCOME (EXPENSE)
Income from unconsolidated real estate ventures, net	975	433
Interest and other income, net	2,100	4,077
Interest expense	(30,160)	(26,842)
Gain on the sale of real estate, net	197	40,700
Impairment loss	(17,211)	—
Total other income (expense)	(44,099)	18,368
INCOME (LOSS) BEFORE INCOME TAX BENEFIT	(43,658)	24,294
Income tax benefit	1,468	16
NET INCOME (LOSS)	(42,190)	24,310
Net (income) loss attributable to redeemable noncontrolling interests	4,534	(3,363)
Net loss attributable to noncontrolling interests	5,380	224
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(32,276)	$21,171
EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED	$(0.36)	$0.19
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	92,635	114,052

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended March 31,
	2024		2023

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(42,190)		$24,310
Depreciation and amortization expense	56,855		53,431
Interest expense	30,160		26,842
Income tax benefit	(1,468)		(16)
Unconsolidated real estate ventures allocated share of above adjustments	2,552		3,664
EBITDA attributable to noncontrolling interests	—		30
EBITDA	$45,909		$108,261
Gain on the sale of real estate, net	(197)		(40,700)
Gain on the sale of unconsolidated real estate assets	(480)		—

EBITDAre	$45,232		$67,561
Transaction and other costs, net of noncontrolling interests (1)	1,514		2,472
Income from investments, net	(58)		(1,861)
Impairment loss related to non-depreciable real estate	17,211		—
Share-based compensation related to Formation Transaction and special equity awards	—		351
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(213)		(167)
Unconsolidated real estate ventures allocated share of above adjustments	—		2

Adjusted EBITDA	$63,686		$68,358

Net Debt to Annualized Adjusted EBITDA (2)	9.3	x	7.8	x

	March 31, 2024		March 31, 2023
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (3)	$2,524,430		$2,344,304
Unconsolidated indebtedness (3)	66,413		87,832
Total consolidated and unconsolidated indebtedness	2,590,843		2,432,136
Less: cash and cash equivalents	227,132		291,799
Net Debt (at JBG SMITH Share)	$2,363,711		$2,140,337

Note: All EBITDA measures as shown above are attributable to common limited partnership units ("OP Units") and certain fully vested incentive equity awards that may be convertible into OP Units.

(1)	Includes pursuit costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.
(2)	Quarterly Adjusted EBITDA is annualized by multiplying by four.
(3)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2024	2023

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(32,276)	$21,171
Net income (loss) attributable to redeemable noncontrolling interests	(4,534)	3,363
Net loss attributable to noncontrolling interests	(5,380)	(224)
Net income (loss)	(42,190)	24,310
Gain on the sale of real estate, net of tax	(1,409)	(40,700)
Gain on the sale of unconsolidated real estate assets	(480)	—
Real estate depreciation and amortization	55,187	51,611
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	1,491	2,760
FFO attributable to noncontrolling interests	—	224
FFO Attributable to OP Units	$12,599	$38,205
FFO attributable to redeemable noncontrolling interests	(1,921)	(5,203)
FFO Attributable to Common Shareholders	$10,678	$33,002

FFO attributable to OP Units	$12,599	$38,205
Transaction and other costs, net of tax and noncontrolling interests (1)	1,144	2,373
Income from investments, net of tax	(44)	(1,405)
Impairment loss related to non-depreciable real estate	17,211	—
Loss from mark-to-market on derivative instruments, net of noncontrolling interests	42	2,541
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(213)	(167)
Share-based compensation related to Formation Transaction and special equity awards	—	351
Amortization of management contracts intangible, net of tax	1,054	1,106
Unconsolidated real estate ventures allocated share of above adjustments	—	36
Core FFO Attributable to OP Units	$31,793	$43,040
Core FFO attributable to redeemable noncontrolling interests	(4,849)	(5,862)
Core FFO Attributable to Common Shareholders	$26,944	$37,178
FFO per common share - diluted	$0.12	$0.29
Core FFO per common share - diluted	$0.29	$0.33
Weighted average shares - diluted (FFO and Core FFO)	92,786	114,062

See footnotes on page 14.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2024	2023

FAD
Core FFO attributable to OP Units	$31,793	$43,040
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (2)	(9,035)	(7,794)
Straight-line and other rent adjustments (3)	(1,430)	(8,377)
Third-party lease liability assumption (payments) refunds	—	95
Share-based compensation expense	9,379	9,348
Amortization of debt issuance costs	3,902	1,307
Unconsolidated real estate ventures allocated share of above adjustments	459	402
Non-real estate depreciation and amortization	294	355
FAD available to OP Units (A)	$35,362	$38,376
Distributions to common shareholders and unitholders (B)	$18,998	$29,619
FAD Payout Ratio (B÷A) (4)	53.7%	77.2%

Capital Expenditures
Maintenance and recurring capital expenditures	$1,195	$2,973
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	2	—
Second-generation tenant improvements and leasing commissions	7,817	4,742
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	21	79
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	9,035	7,794
Non-recurring capital expenditures	3,522	9,693
Share of non-recurring capital expenditures from unconsolidated real estate ventures	14	2
First-generation tenant improvements and leasing commissions	2,895	3,125
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	51	313
Non-recurring capital expenditures	6,482	13,133
Total JBG SMITH Share of Capital Expenditures	$15,517	$20,927

(1)	Includes pursuit costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.
(2)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(3)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(4)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

NOI RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended March 31,
	2024	2023

Net income (loss) attributable to common shareholders	$(32,276)	$21,171
Add:
Depreciation and amortization expense	56,855	53,431
General and administrative expense:
Corporate and other	14,973	16,123
Third-party real estate services	22,327	23,823
Share-based compensation related to Formation Transaction and special equity awards	—	351
Transaction and other costs	1,514	2,472
Interest expense	30,160	26,842
Impairment loss	17,211	—
Income tax benefit	(1,468)	(16)
Net income (loss) attributable to redeemable noncontrolling interests	(4,534)	3,363
Net loss attributable to noncontrolling interests	(5,380)	(224)
Less:
Third-party real estate services, including reimbursements revenue	17,868	22,784
Other revenue	11,263	1,726
Income from unconsolidated real estate ventures, net	975	433
Interest and other income, net	2,100	4,077
Gain on the sale of real estate, net	197	40,700

Consolidated NOI	66,979	77,616
NOI attributable to unconsolidated real estate ventures at our share	3,046	4,429
Non-cash rent adjustments (1)	(1,430)	(8,377)
Other adjustments (2)	5,240	6,845
Total adjustments	6,856	2,897
NOI	$73,835	$80,513
Less: out-of-service NOI loss (3)	(3,032)	(710)
Operating Portfolio NOI	$76,867	$81,223
Non-Same Store NOI (4)	1,130	10,109
Same Store NOI (5)	$75,737	$71,114

Change in Same Store NOI	6.5%
Number of properties in Same Store pool	41

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and related party management fees.
(3)	Includes the results of our Under-Construction assets and assets in the Development Pipeline.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

Q1 2024 SUPPLEMENTAL INFORMATION

SECTION THREE

4747 Bethesda Avenue

WATER BAR
Water Bar at Water Park

JBG SMITH

SUPPLEMENTAL INFORMATION | Q1 2024

SEP
TABLE OF CONTENTS	MARCH 31, 2024

DISCLOSURES	MARCH 31, 2024

Disclosures

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH", the "Company", "we", "us", "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate", "hypothetical", "potential", "believes", "expects", "anticipates", "estimates", "intends", "plans", "would", "may" or similar expressions in this Investor Package. We also note the following forward-looking statements: the impact of disruptions to the credit and capital markets on our ability to access capital, including refinancing maturing debt; potential Net Operating Income growth and the assumptions on which such growth is premised; our estimated future leverage (Net Debt/Annualized Adjusted EBITDA and Net Debt/total enterprise value) profile; the economic impact, job growth, expansion of public transportation and related demand for multifamily and commercial properties of Amazon.com, Inc.'s ("Amazon") additional headquarters on the Washington, DC metropolitan area and National Landing and the speed with which such impact occurs and Amazon's plans for accelerated hiring and in-person work requirements; our ability to capitalize on future opportunities in Potomac Yard; changes to the amount and manner in which tenants use space; long-term trends in demand for housing (including multifamily) within major urban employment centers; whether National Landing will benefit economically from its proximity to the Pentagon and Virginia Tech's Innovation Campus; the anticipated growth of our target submarkets, including whether the Washington, DC area will outperform other parts of the country in light of anticipated supply trends; whether the real estate market will continue to see constrained lending, conservative valuations, and decreased development activities; whether downward pressure on our earnings will continue through the end of 2025; whether we will be able to offset increased interest expense with income from the delivery and stabilization of 1900 Crystal Drive and 2000/2001 South Bell Street; whether there will be increased demand for best located and highest quality second-generation assets; whether we will be able to successfully repurpose certain buildings in our portfolio and the impacts of those conversions, particularly in National Landing; whether our placemaking interventions and the delivery of Amazon’s new headquarters will drive demand in the lease up of 1900 Crystal Drive and other assets; our annual dividend per share and dividend yield; annualized Net Operating Income; adjusted annualized Net Operating Income; expected timing, completion, modifications and delivery dates for the projects we are developing; the ability of any or all of our demand drivers to materialize at all or on the timeline anticipated and their effect on economic impact, job growth, expansion of public transportation and related demand in the National Landing submarket; the impacts of removing certain assets in our portfolio from service; the financial impacts of delivering 1900 Crystal Drive and 2000/2001 South Bell Street; the impact of our role as the developer, property manager and retail leasing agent in connection with Amazon's new headquarters; whether we will succeed in recycling our assets to fund new investments, including development projects, acquisitions, and share repurchases; whether we can successfully activate our land bank in National Landing by investing our own or raising third-party capital; whether we will succeed in re-leasing or otherwise strategically utilizing vacant properties; whether the allocation of capital to our share repurchase plan is the most accretive use of capital and whether share repurchases will allow us to capitalize on the disconnect between our share price and our net asset value; whether in the case of our Under-Construction assets and assets in the Development Pipeline, estimated square feet, estimated number of units, earliest potential construction start, the estimated completion date, the estimated date of entitlements, estimated stabilization date, Estimated Incremental Investment, Estimated Total Investment, Projected NOI Yield, weighted average Projected NOI Yield, weighted average completion date, yield on cost, weighted average stabilization date, intended type of asset use and potential tenants, Estimated Potential Development Density, and Estimated Stabilized NOI are accurate; whether our Under-Construction assets will deliver the Annualized NOI that we anticipate; whether the number of multifamily units and retailers in National Landing will increase to the levels anticipated or open on the timelines anticipated; whether we will be able to capitalize on our Development Pipeline when costs and rates normalize; and whether we will be able to successfully shift the majority of our portfolio to multifamily and concentrate our office portfolio in National Landing.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

DISCLOSURES	MARCH 31, 2024

Organization and Basis of Presentation

JBG SMITH, a Maryland real estate investment trust, owns, operates, invests in, and develops mixed-use properties in high growth and high barrier-to-entry submarkets in and around Washington, DC, most notably National Landing. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, amenity-rich, walkable neighborhoods throughout the Washington, DC metropolitan area. Approximately 75.0% of JBG SMITH's holdings are in the National Landing submarket in Northern Virginia, which is anchored by four key demand drivers: Amazon's new headquarters; Virginia Tech's under-construction $1 billion Innovation Campus; the submarket’s proximity to the Pentagon; and JBG SMITH’s deployment of 5G digital infrastructure. In addition, our third-party asset management and real estate services business provides fee-based real estate services to the legacy funds formerly organized by The JBG Companies (the "JBG Legacy Funds") and other third parties.

The information contained in this Investor Package does not purport to disclose all items required by the accounting principles generally accepted in the United States of America ("GAAP") and is unaudited information, unless otherwise indicated.

Pro Rata Information

We present certain financial information and metrics in this Investor Package "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in our investor package exclude our 10.0% subordinated interest in one commercial building, our 33.5% subordinated interest in four commercial buildings, our 49.0% interest in three commercial buildings and our 9.9% interest in one commercial building, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

DISCLOSURES	MARCH 31, 2024

Definitions

See pages 41-45 for definitions of terms used in this Investor Package.

Non-GAAP Measures

This Investor Package includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why our management believes that the presentation of these measures provides useful information to investors regarding our financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this Investor Package. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies.

In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Package:

●	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
●	EBITDA for Real Estate ("EBITDAre")
●	Adjusted EBITDA
●	Funds from Operations ("FFO")
●	Core FFO
●	Funds Available for Distribution ("FAD")
●	Third-Party Asset Management and Real Estate Services Business
●	Pro Rata Adjusted General and Administrative Expenses
●	Net Operating Income ("NOI")
●	Annualized NOI
●	Estimated Stabilized NOI
●	Projected NOI Yield
●	Same Store NOI
●	Consolidated and Unconsolidated Indebtedness
●	Net Debt

COMPANY PROFILE	MARCH 31, 2024 (Unaudited)

Company Profile

Executive Officers		Company Snapshot as of March 31, 2024

W. Matthew Kelly	Chief Executive Officer and Trustee	Exchange/ticker	NYSE: JBGS
M. Moina Banerjee	Chief Financial Officer	Indicated annual dividend per share (1)	$0.70
Kevin P. Reynolds	Chief Development Officer	Dividend yield	4.4%
George L. Xanders	Chief Investment Officer
Steven A. Museles	Chief Legal Officer	Total Enterprise Value (dollars in billions, except share price)
David Ritchey	Chief Commercial Officer	Common share price	$16.05
Evan Regan-Levine	Chief Strategy Officer	Common shares and common limited partnership units ("OP Units") outstanding (in millions) (2)	104.82
		Total market capitalization	$1.68
		Total consolidated and unconsolidated indebtedness at JBG SMITH Share	2.59
		Less: cash and cash equivalents at JBG SMITH Share	(0.23)
		Net Debt	$2.36
		Total Enterprise Value	$4.05

		Net Debt / Total Enterprise Value	58.4%

(1)	Based on the latest dividend declaration.
(2)	Includes certain fully vested incentive equity awards that may be convertible into OP Units.

FINANCIAL HIGHLIGHTS	MARCH 31, 2024 (Unaudited)

Financial Highlights

dollars in thousands, except per share data	Three Months Ended
	March 31, 2024

Summary Financial Results
Total revenue	$145,184
Net loss attributable to common shareholders	$(32,276)
Per diluted common share	$(0.36)
Operating portfolio NOI	$76,867
FFO (1)	$12,599
Core FFO (1)	$31,793
FAD (1)	$35,362
FAD payout ratio	53.7%
EBITDA (1)	$45,909
EBITDAre (1)	$45,232
Adjusted EBITDA (1)	$63,686
Net Debt / total enterprise value	58.4%
Net Debt to annualized Adjusted EBITDA	9.3	x

	March 31, 2024

Debt Summary (at JBG SMITH Share)
Total consolidated indebtedness (2)	$2,524,430
Total consolidated and unconsolidated indebtedness (2)	$2,590,843
Weighted average interest rates:
Variable rate debt (3)	6.17%
Fixed rate debt	4.38%
Total debt	4.84%
Cash and cash equivalents	$227,132

(1)	Attributable to OP Units, which include units owned by JBG SMITH, and certain incentive equity awards that may be convertible into OP Units.
(2)	Net of premium/discount and deferred financing costs.
(3)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and all debt was 3.41%, and 3.47%, and the weighted average maturity date of the interest rate caps was April 2025. The interest rate cap strike is exclusive of the credit spreads associated with the loans.

PORTFOLIO OVERVIEW	MARCH 31, 2024 (Unaudited)

Portfolio Overview

dollars in thousands		100% Share	At JBG SMITH Share
								Plus: Signed
								But Not Yet	Adjusted
	Number of	Units /	Units /	%	%	Annualized	Annualized	Commenced	Annualized
	Assets	Square Feet	Square Feet	Leased	Occupied (1)	Rent	NOI (2)	Leases	NOI

Operating
Multifamily (3)
National Landing	4	2,856	2,856	96.6%	95.5%	$73,312	$54,600	$—	$54,600
DC	10	3,140	3,140	95.3%	93.1%	97,406	66,160	916	67,076
MD	1	322	322	96.5%	95.3%	13,881	9,580	—	9,580
Multifamily – total / weighted average	15	6,318	6,318	95.9%	94.3%	$184,599	$130,340	$916	$131,256

Commercial
National Landing	19	6,102,676	6,102,676	84.4%	83.3%	$225,745	$153,492	$4,776	$158,268
Other	5	1,403,810	1,069,045	85.9%	81.7%	45,891	18,324	2,080	20,404
Commercial - total / weighted average	24	7,506,486	7,171,721	84.6%	83.1%	$271,636	$171,816	$6,856	$178,672

Ground Leases (4)	2	—	—	—	—	$—	$5,312	$—	$5,312

Operating - Total / Weighted Average	41	6,318 Units/ 7,506,486 SF	6,318 Units/ 7,171,721 SF	89.3%	87.7%	$456,235	$307,468	$7,772	$315,240

Development (5)

Under-Construction	2	1,583 Units	1,583 Units

Development Pipeline	18	11,338,900	9,266,000

(1)	Percent Occupied excludes retail square footage.
(2)	Annualized NOI includes $6.7 million from sold or recapitalized assets, and $8.2 million from 2100 Crystal Drive which we plan to take out of service following Amazon's lease expiration.
(3)	2221 S. Clark Street – Residential and 900 W Street are excluded from Percent Leased, Percent Occupied and Annualized Rent metrics as they are operated as short-term rental properties.
(4)	Assets for which we are the ground lessor (1700 M Street and 1831/1861 Wiehle Avenue) are excluded from Percent Leased, Percent Occupied and Annualized Rent metrics. See footnote (8) on page 19 for more information.
(5)	Refer to pages 34 – 36 for detail on Under-Construction assets and assets in the Development Pipeline.

CONDENSED CONSOLIDATED BALANCE SHEETS	MARCH 31, 2024 (Unaudited)

Condensed Consolidated Balance Sheets

in thousands	March 31, 2024	December 31, 2023

ASSETS
Real estate, at cost:
Land and improvements	$1,187,685	$1,194,737
Buildings and improvements	4,283,889	4,021,322
Construction in progress, including land	427,524	659,103
	5,899,098	5,875,162
Less: accumulated depreciation	(1,379,090)	(1,338,403)
Real estate, net	4,520,008	4,536,759
Cash and cash equivalents	220,514	164,773
Restricted cash	39,752	35,668
Tenant and other receivables	40,223	44,231
Deferred rent receivable	178,111	171,229
Investments in unconsolidated real estate ventures	104,782	264,281
Deferred leasing costs, net	79,538	81,477
Intangible assets, net	54,401	56,616
Other assets, net	168,021	163,481
TOTAL ASSETS	$5,405,350	$5,518,515

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,816,508	$1,783,014
Revolving credit facility	—	62,000
Term loans, net	717,391	717,172
Accounts payable and accrued expenses	133,084	124,874
Other liabilities, net	129,489	138,869
Total liabilities	2,796,472	2,825,929
Commitments and contingencies
Redeemable noncontrolling interests	435,529	440,737
Total equity	2,173,349	2,251,849
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$5,405,350	$5,518,515

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	MARCH 31, 2024 (Unaudited)

Condensed Consolidated Statements of Operations

in thousands, except per share data	Three Months Ended March 31,
	2024	2023
REVENUE
Property rental	$122,636	$124,033
Third-party real estate services, including reimbursements	17,868	22,784
Other revenue	4,680	6,145
Total revenue	145,184	152,962
EXPENSES
Depreciation and amortization	56,855	53,431
Property operating	35,279	35,612
Real estate taxes	13,795	15,224
General and administrative:
Corporate and other	14,973	16,123
Third-party real estate services	22,327	23,823
Share-based compensation related to Formation Transaction and special equity awards	—	351
Transaction and Other Costs	1,514	2,472
Total expenses	144,743	147,036
OTHER INCOME (EXPENSE)
Income from unconsolidated real estate ventures, net	975	433
Interest and other income, net	2,100	4,077
Interest expense	(30,160)	(26,842)
Gain on the sale of real estate, net	197	40,700
Impairment loss	(17,211)	—
Total other income (expense)	(44,099)	18,368
INCOME (LOSS) BEFORE INCOME TAX BENEFIT	(43,658)	24,294
Income tax benefit	1,468	16
NET INCOME (LOSS)	(42,190)	24,310
Net (income) loss attributable to redeemable noncontrolling interests	4,534	(3,363)
Net loss attributable to noncontrolling interests	5,380	224
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(32,276)	$21,171
EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED	$(0.36)	$0.19
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	92,635	114,052

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

UNCONSOLIDATED REAL ESTATE VENTURES	MARCH 31, 2024 (Unaudited)

Unconsolidated Real Estate Ventures

in thousands, at JBG SMITH Share
March 31, 2024

BALANCE SHEET INFORMATION

Total real estate, at cost	$167,577
Less: accumulated depreciation	(14,897)
Real estate, net	152,680
Cash and cash equivalents	6,657
Other assets, net	15,814
Total assets	$175,151
Borrowings, net	$66,413
Other liabilities, net	12,968
Total liabilities	$79,381

Three Months Ended
March 31, 2024

OPERATING INFORMATION
Total revenue	$4,799
Expenses:
Depreciation and amortization	1,491
Property operating	1,246
Real estate taxes	847
Total expenses	3,584
Other income (expense):
Interest expense	(1,061)
Gain on the sale of real estate	447
Interest and other income, net	98

Net income	$699
Earnings and distributions in excess of our investment in unconsolidated real estate venture	213
Other	63
Income from unconsolidated real estate ventures, net	$975

OTHER TANGIBLE ASSETS AND LIABILITIES	MARCH 31, 2024 (Unaudited)

Other Tangible Assets and Liabilities

in thousands, at JBG SMITH Share	March 31, 2024

Other Tangible Assets, Net (1)
Restricted cash	$39,752
Tenant and other receivables, net	43,368
Other assets, net	121,785
Total Other Tangible Assets, Net	$204,905

Other Tangible Liabilities, Net
Accounts payable and accrued liabilities	$135,041
Other liabilities, net	73,293
Total Other Tangible Liabilities, Net	$208,334

(1)	Excludes cash and cash equivalents.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)	MARCH 31, 2024 (Unaudited)

EBITDA, EBITDAre and Adjusted EBITDA

dollars in thousands	Three Months Ended March 31,
	2024		2023

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(42,190)		$24,310
Depreciation and amortization expense	56,855		53,431
Interest expense	30,160		26,842
Income tax benefit	(1,468)		(16)
Unconsolidated real estate ventures allocated share of above adjustments	2,552		3,664
EBITDA attributable to noncontrolling interests	—		30
EBITDA	$45,909		$108,261
Gain on the sale of real estate, net	(197)		(40,700)
Gain on the sale of unconsolidated real estate assets	(480)		—

EBITDAre	$45,232		$67,561
Transaction and Other Costs, net of noncontrolling interests (1)	1,514		2,472
Income from investments, net	(58)		(1,861)
Impairment loss related to non-depreciable real estate	17,211		—
Share-based compensation related to Formation Transaction and special equity awards	—		351
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(213)		(167)
Unconsolidated real estate ventures allocated share of above adjustments	—		2

Adjusted EBITDA	$63,686		$68,358

Net Debt to Annualized Adjusted EBITDA (2)	9.3	x	7.8	x

Net Debt (at JBG SMITH Share)	March 31, 2024		March 31, 2023
Consolidated indebtedness (3)	$2,524,430		$2,344,304
Unconsolidated indebtedness (3)	66,413		87,832
Total consolidated and unconsolidated indebtedness	2,590,843		2,432,136
Less: cash and cash equivalents	227,132		291,799
Net Debt (at JBG SMITH Share)	$2,363,711		$2,140,337

Note: All EBITDA measures as shown above are attributable to OP Units and certain fully vested incentive equity awards that may be convertible into OP Units.

(1)	See page 47 for the components of Transaction and Other Costs.
(2)	Quarterly Adjusted EBITDA is annualized by multiplying by four.
(3)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	MARCH 31, 2024 (Unaudited)

FFO, Core FFO and FAD

in thousands, except per share data	Three Months Ended March 31,
	2024	2023

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(32,276)	$21,171
Net income (loss) attributable to redeemable noncontrolling interests	(4,534)	3,363
Net loss attributable to noncontrolling interests	(5,380)	(224)
Net income (loss)	(42,190)	24,310
Gain on the sale of real estate, net of tax	(1,409)	(40,700)
Gain on the sale of unconsolidated real estate assets	(480)	—
Real estate depreciation and amortization	55,187	51,611
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	1,491	2,760
FFO attributable to noncontrolling interests	—	224
FFO Attributable to OP Units	$12,599	$38,205
FFO attributable to redeemable noncontrolling interests	(1,921)	(5,203)
FFO Attributable to Common Shareholders	$10,678	$33,002

FFO attributable to OP Units	$12,599	$38,205
Transaction and Other Costs, net of tax and noncontrolling interests (1)	1,144	2,373
Income from investments, net of tax	(44)	(1,405)
Impairment loss related to non-depreciable real estate	17,211	—
Loss from mark-to-market on derivative instruments, net of noncontrolling interests	42	2,541
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(213)	(167)
Share-based compensation related to Formation Transaction and special equity awards	—	351
Amortization of management contracts intangible, net of tax	1,054	1,106
Unconsolidated real estate ventures allocated share of above adjustments	—	36
Core FFO Attributable to OP Units	$31,793	$43,040
Core FFO attributable to redeemable noncontrolling interests	(4,849)	(5,862)
Core FFO Attributable to Common Shareholders	$26,944	$37,178
FFO per common share - diluted	$0.12	$0.29
Core FFO per common share - diluted	$0.29	$0.33
Weighted average shares - diluted (FFO and Core FFO)	92,786	114,062

See footnotes on page 15.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	MARCH 31, 2024 (Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2024	2023

FAD
Core FFO attributable to OP Units	$31,793	$43,040
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (2)	(9,035)	(7,794)
Straight-line and other rent adjustments (3)	(1,430)	(8,377)
Third-party lease liability assumption (payments) refunds	—	95
Share-based compensation expense	9,379	9,348
Amortization of debt issuance costs	3,902	1,307
Unconsolidated real estate ventures allocated share of above adjustments	459	402
Non-real estate depreciation and amortization	294	355
FAD available to OP Units (A)	$35,362	$38,376
Distributions to common shareholders and unitholders (B)	$18,998	$29,619
FAD Payout Ratio (B÷A) (4)%	53.7%	77.2%

Capital Expenditures
Maintenance and recurring capital expenditures	$1,195	$2,973
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	2	—
Second-generation tenant improvements and leasing commissions	7,817	4,742
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	21	79
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	9,035	7,794
Non-recurring capital expenditures	3,522	9,693
Share of non-recurring capital expenditures from unconsolidated real estate ventures	14	2
First-generation tenant improvements and leasing commissions	2,895	3,125
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	51	313
Non-recurring capital expenditures	6,482	13,133
Total JBG SMITH Share of Capital Expenditures	$15,517	$20,927

(1)	See page 47 for the components of Transaction and Other Costs.
(2)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(3)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(4)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

THIRD-PARTY ASSET MANAGEMENT AND REAL ESTATE SERVICES BUSINESS (NON-GAAP)	MARCH 31, 2024 (Unaudited)

Third-Party Asset Mgmt and Real Estate Services Business

in thousands, at JBG SMITH Share	Three Months Ended March 31, 2024

Service Revenue
Property management fees	$4,115
Asset management fees	924
Development fees	238
Leasing fees	1,120
Construction management fees	384
Other service revenue	1,001
Total Revenue (1)	$7,782
Pro rata adjusted general and administrative expense: third-party real estate services (2)	(12,136)
Total Services Revenue Less Allocated General and Administrative Expenses (3)	$(4,354)

(1)	Service revenues from unconsolidated real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the fees we earned from each consolidated and unconsolidated real estate venture. Included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations are $9.9 million of reimbursement revenue and $0.2 million of service revenue from our economic interest in consolidated and unconsolidated real estate ventures that are excluded from this table.
(2)	Our personnel perform services for wholly owned properties and properties we manage on behalf of third parties, real estate ventures and the JBG Legacy Funds.

We allocate personnel and other costs to wholly owned properties (included in "Property operating expenses" and "General and administrative expense: corporate and other" in our consolidated statement of operations) and to properties owned by the third parties, real estate ventures and the JBG Legacy Funds (included in "General and administrative expense: third-party real estate services" in our consolidated statement of operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.

Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the total general and administrative expenses allocated to each asset. See "Pro Rata Adjusted General and Administrative Expenses" on the next page for a reconciliation of "General and administrative expenses: third-party real estate services" to "Pro Rata Adjusted General and Administrative Expenses."

(3)	Services revenue, excluding reimbursement revenue and service revenue from our economic interest in consolidated and unconsolidated real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure of its third-party asset management and real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by us and can be used to assess the profitability of the third-party asset management and real estate services business.

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES (NON-GAAP)	MARCH 31, 2024 (Unaudited)

Pro Rata Adjusted G&A

in thousands	Three Months Ended March 31, 2024
		Adjustments (1)
	Per Statement			Pro Rata
	of Operations	A	B	Adjusted

General and Administrative Expenses
Corporate and other	$14,973	$—	$328	$15,301
Third-party real estate services	22,327	(9,863)	(328)	12,136

Total	$37,300	$(9,863)	$—	$27,437

(1)	Adjustments:

A  -  Removes $9.9 million of general and administrative expenses reimbursed by third-party owners of real estate we manage related to revenue which has been excluded from Service Revenue on page 16. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations.

B  -  Reflects an adjustment to allocate our share of general and administrative expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other" and our consolidated real estate venture partners' share of general and administrative expenses from "Corporate and other" to "Third-party real estate services."

SAME STORE NOI (NON-GAAP)	MARCH 31, 2024 (Unaudited)

Summary & Sale Store NOI

dollars in thousands, at JBG SMITH share
	Three Months Ended March 31,
	2024	2023	% Change

Same Store (1)
Multifamily
Revenue	$52,390	$48,469	8.1%
Expenses	(19,717)	(19,049)	3.5%
Same Store NOI	$32,673	$29,420	11.1%

Commercial
Revenue	$64,667	$66,536	(2.8%)
Expenses	(22,931)	(25,459)	(9.9%)
Same Store NOI	$41,736	$41,077	1.6%

Ground Leases
Same Store NOI	$1,328	$617	115.2%

Total Same Store NOI	$75,737	$71,114	6.5%
Non-Same Store NOI	1,130	10,109	(88.8%)
Total Operating Portfolio NOI	$76,867	$81,223	(5.4%)

(1)	Same Store refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

SUMMARY NOI (NON-GAAP)	MARCH 31, 2024 (Unaudited)

Summary NOI

dollars in thousands	NOI for the Three Months Ended March 31, 2024 at JBG SMITH Share
	Consolidated	Unconsolidated	Multifamily	Commercial	Ground Leases (8)	Total
Number of operating assets	39	2	15	24	2	41
Property rental (1)	$100,839	$4,280	$46,560	$57,196	$1,363	$105,119
Tenant expense reimbursement	5,817	368	909	5,276	—	6,185
Other revenue (2)	9,714	168	4,959	4,923	—	9,882
Total revenue	116,370	4,816	52,428	67,395	1,363	121,186

Operating expenses	(42,446)	(1,585)	(19,843)	(24,153)	(35)	(44,031)
Ground rent expense	(288)	—	—	(288)	—	(288)
Total expenses	(42,734)	(1,585)	(19,843)	(24,441)	(35)	(44,319)

Operating Portfolio NOI (3)	$73,636	$3,231	$32,585	$42,954	$1,328	$76,867

Annualized NOI (4)	$294,544	$12,924	$130,340	$171,816	$5,312	$307,468
Additional Information
Free Rent (at 100% share)	$7,754	$223	$725	$7,252	$—	$7,977
Free Rent (at JBG SMITH Share)	$7,754	$100	$725	$7,129	$—	$7,854
Annualized Free Rent (at JBG SMITH Share) (5)	$31,016	$400	$2,900	$28,516	$—	$31,416
% occupied (at JBG SMITH Share) (6)	87.8%	86.1%	94.3%	83.1%	—	87.7%
Annualized base rent of signed leases, not commenced (at 100% share) (7)	$7,772	$—	$916	$6,856	$—	$7,772
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (7)	$7,772	$—	$916	$6,856	$—	$7,772

(1)	Property rental revenue excludes straight-line rent adjustments, other GAAP adjustments and commercial lease termination revenue and includes payments associated with assumed lease liabilities.
(2)	Includes $6.0 million of parking revenue at JBG SMITH Share.
(3)	NOI excludes $3.8 million of related party management fees at JBG SMITH Share. See definition of NOI on page 43.
(4)	Annualized NOI includes $6.7 million from sold or recapitalized assets, and $8.2 million from 2100 Crystal Drive which we plan to take out of service following Amazon's lease expiration.
(5)	Represents JBG SMITH's share of Free Rent for the three months ended March 31, 2024 multiplied by four.
(6)	Assets operated as short-term rental properties (2221 S. Clark Street – Residential and 900 W Street), and assets for which we are the ground lessor (1700 M Street and 1831/1861 Wiehle Avenue) are excluded from the Percent Occupied metric.
(7)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of March 31, 2024.
(8)	Includes 1700 M Street and 1831/1861 Wiehle Avenue for which we are the ground lessor. In 2021, the 1700 M Street ground lessee commenced construction on the site and provided us with a completion guarantee. The ground rent is currently $4.95 million per annum payable in equal quarterly installments and includes market escalations and CPI resets. The ground lease expires on December 4, 2117. Ground rent on 1831/1861 Wiehle Avenue is currently $500,000 per annum payable in equal monthly installments. The ground lease expires on April 29, 2121.

SUMMARY NOI - MULTIFAMILY (NON-GAAP)	MARCH 31, 2024 (Unaudited)

Summary NOI – Multifamily

dollars in thousands	NOI for the Three Months Ended March 31, 2024 at JBG SMITH Share
	Consolidated	National Landing	DC	MD	Total
Number of operating assets	15	4	10	1	15
Property rental (1)	$46,560	$19,295	$23,883	$3,382	$46,560
Tenant expense reimbursement	909	96	736	77	909
Other revenue (2)	4,959	2,190	2,522	247	4,959
Total revenue	52,428	21,581	27,141	3,706	52,428

Operating expenses	(19,843)	(7,931)	(10,601)	(1,311)	(19,843)
Ground rent expense	—	—	—	—	—
Total expenses	(19,843)	(7,931)	(10,601)	(1,311)	(19,843)

Operating Portfolio NOI (3)	$32,585	$13,650	$16,540	$2,395	$32,585

Annualized NOI (4)	$130,340	$54,600	$66,160	$9,580	$130,340
Additional Information
Free Rent (at 100% share)	$725	$177	$510	$38	$725
Free Rent (at JBG SMITH Share)	$725	$177	$510	$38	$725
Annualized Free Rent (at JBG SMITH Share) (5)	$2,900	$708	$2,040	$152	$2,900
% occupied (at JBG SMITH Share) (6)	94.3%	95.5%	93.1%	95.3%	94.3%
Annualized base rent of signed leases, not commenced (at 100% share) (7)	$916	$—	$916	$—	$916
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (7)	$916	$—	$916	$—	$916

(1)	Property rental revenue excludes straight-line rent adjustments, other GAAP adjustments and commercial lease termination revenue and includes payments associated with assumed lease liabilities.
(2)	Includes $1.8 million of parking revenue at JBG SMITH Share.
(3)	NOI excludes $1.7 million of related party management fees at JBG SMITH Share. See definition of NOI on page 43.
(4)	Annualized NOI includes ($0.4) million from sold or recapitalized assets.
(5)	Represents JBG SMITH's share of Free Rent for the three months ended March 31, 2024 multiplied by four.
(6)	2221 S. Clark Street – Residential and 900 W Street are excluded from the Percent Occupied metric as they are operated as short-term rental properties.
(7)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for retail spaces for which rent had not yet commenced as of March 31, 2024.

SUMMARY NOI - COMMERCIAL (NON-GAAP)	MARCH 31, 2024 (Unaudited)

Summary NOI – Commercial

dollars in thousands	NOI for the Three Months Ended March 31, 2024 at JBG SMITH Share
	Consolidated	Unconsolidated	National Landing	Other	Total
Number of operating assets	22	2	19	5	24
Property rental (1)	$52,916	$4,280	$49,609	$7,587	$57,196
Tenant expense reimbursement	4,908	368	3,673	1,603	5,276
Other revenue (2)	4,755	168	4,545	378	4,923
Total revenue	62,579	4,816	57,827	9,568	67,395

Operating expenses	(22,568)	(1,585)	(19,454)	(4,699)	(24,153)
Ground rent expense	(288)	—	—	(288)	(288)
Total expenses	(22,856)	(1,585)	(19,454)	(4,987)	(24,441)

Operating Portfolio NOI (3)	$39,723	$3,231	$38,373	$4,581	$42,954

Annualized NOI (4)	$158,892	$12,924	$153,492	$18,324	$171,816
Additional Information
Free Rent (at 100% share)	$7,029	$223	$4,751	$2,501	$7,252
Free Rent (at JBG SMITH Share)	$7,029	$100	$4,735	$2,394	$7,129
Annualized Free Rent (at JBG SMITH Share) (5)	$28,116	$400	$18,940	$9,576	$28,516
% occupied (at JBG SMITH Share)	83.0%	86.1%	83.3%	81.7%	83.1%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$6,856	$—	$4,776	$2,080	$6,856
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (6)	$6,856	$—	$4,776	$2,080	$6,856

(1)	Property rental revenue excludes straight-line rent adjustments, other GAAP adjustments and commercial lease termination revenue and includes payments associated with assumed lease liabilities.
(2)	Includes $4.2 million of parking revenue at JBG SMITH Share.
(3)	NOI excludes $2.1 million of related party management fees at JBG SMITH Share. See definition of NOI on page 43.
(4)	Annualized NOI includes $7.1 million from sold or recapitalized assets, and $8.2 million from 2100 Crystal Drive which we plan to take out of service following Amazon's lease expiration.
(5)	Represents JBG SMITH's share of Free Rent for the three months ended March 31, 2024 multiplied by four.
(6)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of March 31, 2024.

NOI RECONCILIATIONS (NON-GAAP)	MARCH 31, 2024 (Unaudited)

NOI Reconciliations

dollars in thousands	Three Months Ended March 31,
	2024	2023
Net income (loss) attributable to common shareholders	$(32,276)	$21,171
Add:
Depreciation and amortization expense	56,855	53,431
General and administrative expense:
Corporate and other	14,973	16,123
Third-party real estate services	22,327	23,823
Share-based compensation related to Formation Transaction and special equity awards	—	351
Transaction and Other Costs	1,514	2,472
Interest expense	30,160	26,842
Impairment loss	17,211	—
Income tax benefit	(1,468)	(16)
Net income (loss) attributable to redeemable noncontrolling interests	(4,534)	3,363
Net loss attributable to noncontrolling interests	(5,380)	(224)
Less:
Third-party real estate services, including reimbursements revenue	17,868	22,784
Other revenue	11,263	1,726
Income from unconsolidated real estate ventures, net	975	433
Interest and other income, net	2,100	4,077
Gain on the sale of real estate, net	197	40,700
Consolidated NOI	66,979	77,616
NOI attributable to unconsolidated real estate ventures at our share	3,046	4,429
Non-cash rent adjustments (1)	(1,430)	(8,377)
Other adjustments (2)	5,240	6,845
Total adjustments	6,856	2,897
NOI	$73,835	$80,513
Less: out-of-service NOI loss (3)	(3,032)	(710)
Operating Portfolio NOI	$76,867	$81,223
Non-Same Store NOI (4)	1,130	10,109
Same Store NOI (5)	$75,737	$71,114

Change in Same Store NOI	6.5%
Number of properties in Same Store pool	41

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and related party management fees.
(3)	Includes the results of our Under-Construction assets and assets in the Development Pipeline.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

SIGNED BUT NOT YET COMMENCED LEASES	MARCH 31, 2024 (Unaudited)

Signed But Not Yet Commenced Leases

in thousands, at JBG SMITH Share		Total
		Annualized
		Estimated	Estimated Rent (1) for the Quarter Ending
Assets	C/U (2)	Rent (3)	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025

Multifamily
Operating	C	$916	$12	$59	$229	$229	$229	$229
Under construction	C	1,208	69	88	227	262	277	273
Total		$2,124	$81	$147	$456	$491	$506	$502

Commercial
Operating	C	$6,856	$798	$1,148	$1,664	$1,664	$1,664	$1,664

Total		$8,980	$879	$1,295	$2,120	$2,155	$2,170	$2,166

Note: Includes only leases for office and retail spaces for which rent had not yet commenced as of March 31, 2024.

(1)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease's estimated commencement date.
(2)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(3)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12.

LEASING ACTIVITY - MULTIFAMILY	MARCH 31, 2024 (Unaudited)

Leasing Activity - Multifamily

	Three Months Ended March 31,
	2024	2023
Effective new lease rates (1)	1.9%	2.3%
Effective renewal lease rates (1)	9.4%	9.2%
Effective blended lease rates (1)	5.8%	5.8%

Renewal rate	52.4%	54.7%

Note: At JBG SMITH Share. Includes assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared. Excludes non-market units and assets which are operated as short-term rental properties (2221 S. Clark Street - Residential and 900 W Street).

(1)	Average change in rates versus expiring rates net of concessions. Excludes leases with lease terms less than nine months.

LEASING ACTIVITY - OFFICE	MARCH 31, 2024 (Unaudited)

Leasing Activity – Office

square feet in thousands	Three Months Ended
March 31, 2024
Square feet leased:
At 100% share	99
At JBG SMITH Share	99
First-generation space: New	31
Second-generation space: New	—
Second-generation space: Renewal	68
Initial rent (1)	$45.68
Straight-line rent (2)	$45.38
Weighted average lease term (years)	2.3
Weighted average Free Rent period (months)	1.4
Second-generation space:
Square feet	68
Cash basis:
Initial rent (1)	$48.33
Prior escalated rent	$48.15
% change	0.4%
GAAP basis:
Straight-line rent (2)	$47.57
Prior straight-line rent	$46.67
% change	1.9%
Tenant improvements:
Per square foot	$9.90
Per square foot per annum	$4.35
% of initial rent	9.5%
Leasing commissions:
Per square foot	$2.37
Per square foot per annum	$1.04
% of initial rent	2.3%

Note: At JBG SMITH Share, unless otherwise indicated. The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of property rental revenue in accordance with GAAP. Second-generation space represents square footage that was vacant for less than nine months. Weighted average lease term is weighted by square footage and weighted average Free Rent period is weighted by Annualized Rent.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include Free Rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis rent per square foot.
(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, including the effect of Free Rent and fixed step-ups in rent.

LEASE EXPIRATIONS	MARCH 31, 2024 (Unaudited)

Lease Expirations

		At JBG SMITH Share
							Estimated
					% of		Annualized
			% of	Annualized	Total	Annualized	Rent Per
	Number		Total	Rent	Annualized	Rent Per	Square Foot at
Year of Lease Expiration	of Leases	Square Feet	Square Feet	(in thousands)	Rent	Square Foot	Expiration (1)
Month-to-Month	36	351,418	5.5%	$15,085	5.3%	$42.93	$42.93
2024	60	967,878	15.2%	42,843	15.0%	44.26	44.43
2025	60	514,778	8.1%	23,837	8.4%	46.30	47.19
2026	47	252,827	4.0%	12,366	4.3%	48.91	50.83
2027	34	510,287	8.0%	24,944	8.8%	48.88	52.69
2028	31	410,675	6.5%	19,248	6.8%	46.87	51.39
2029	29	240,428	3.8%	11,422	4.0%	47.50	52.57
2030	20	601,378	9.5%	29,503	10.4%	49.06	50.54
2031	24	542,724	8.5%	20,585	7.2%	37.93	40.95
2032	18	648,321	10.2%	26,573	9.3%	40.99	41.26
Thereafter	60	1,316,151	20.7%	58,644	20.5%	45.92	58.67
Total / Weighted Average	419	6,356,865	100.0%	$285,050	100.0%	$45.12	$49.09

Note: Includes all leases as of March 31, 2024 for which a tenant has taken occupancy for office and retail space within our operating portfolio and assuming no exercise of renewal options or early termination rights. The weighted average remaining lease term for the entire portfolio is 5.1 years.

(1)	Represents monthly base rent before Free Rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by square footage. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of March 31, 2024, or management's estimate thereof, by 2.75% annually through the lease expiration year.

TENANT CONCENTRATION	MARCH 31, 2024 (Unaudited)

Tenant Concentration

dollars in thousands			At JBG SMITH Share
	Tenant	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	37	1,810,310	28.5%	$72,124	25.3%
2	Amazon	5	677,077	10.7%	30,075	10.6%
3	Lockheed Martin Corporation	2	207,095	3.3%	10,001	3.5%
4	Public Broadcasting Service	1	120,328	1.9%	4,962	1.7%
5	Accenture LLP	2	102,756	1.6%	4,940	1.7%
6	Greenberg Traurig LLP	1	64,090	1.0%	4,594	1.6%
7	The International Justice Mission	1	74,833	1.2%	4,512	1.6%
8	Family Health International	1	59,514	0.9%	4,047	1.4%
9	Booz Allen Hamilton Inc	3	79,712	1.3%	3,822	1.3%
10	American Diabetes Association	1	80,998	1.3%	3,747	1.3%
11	National Consumer Cooperative	1	65,736	1.0%	3,310	1.2%
12	Willis Towers Watson US LLC	1	61,653	1.0%	3,274	1.1%
13	SAIC	3	62,963	1.0%	3,063	1.1%
14	Management System Intl Inc	1	50,069	0.8%	2,964	1.0%
15	Whole Foods Market Group Inc	2	81,582	1.3%	2,730	1.0%
16	Cushman & Wakefield U.S. Inc	1	38,008	0.6%	2,548	0.9%
17	Food Marketing Institute	1	44,196	0.7%	2,377	0.8%
18	DRS Tech Inc dba Finmeccanica	1	46,184	0.7%	2,221	0.8%
19	Nooks LLC	2	46,381	0.7%	2,192	0.8%
20	Technomics Inc	1	49,153	0.8%	2,121	0.7%
	Other	351	2,534,227	39.7%	115,426	40.6%
	Total	419	6,356,865	100.0%	$285,050	100.0%

Note: Includes all leases as of March 31, 2024 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

INDUSTRY DIVERSITY	MARCH 31, 2024 (Unaudited)

Industry Diversity

dollars in thousands			At JBG SMITH Share
		Number of		% of Total	Annualized	% of Total
	Industry	Leases	Square Feet	Square Feet	Rent	Annualized Rent
1	Government	41	1,819,667	28.6%	$72,591	25.5%
2	Government Contractors	97	1,392,879	21.9%	66,772	23.4%
3	Business Services	22	922,650	14.5%	42,940	15.1%
4	Member Organizations	37	568,168	8.9%	29,016	10.2%
5	Health Services	27	272,080	4.3%	12,326	4.3%
6	Food and Beverage	52	161,582	2.5%	9,466	3.3%
7	Real Estate	24	205,543	3.2%	8,535	3.0%
8	Communications	3	160,690	2.5%	6,844	2.4%
9	Legal Services	10	94,833	1.5%	6,212	2.2%
10	Educational Services	6	62,506	1.0%	2,977	1.0%
	Other	100	696,267	11.1%	27,371	9.6%
	Total	419	6,356,865	100.0%	$285,050	100.0%

Note: Includes all leases as of March 31, 2024 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

PROPERTY TABLE - MULTIFAMILY	MARCH 31, 2024 (Unaudited)

Property Table – Multifamily

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q1 2023 ‑ 2024 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2023 - 2024	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3)	Foot (4)

National Landing
RiverHouse Apartments	National Landing	100.0%	C	Y / Y	1960 / 2014	1,676	1,327,551	1,324,889	2,662	96.8%	95.9%	100.0%	$39,266	$2,031	$2.57
The Bartlett	National Landing	100.0%	C	Y / Y	2016 / N/A	699	619,372	577,295	42,077	95.7%	94.8%	100.0%	25,486	3,002	3.63
220 20th Street	National Landing	100.0%	C	Y / Y	2009 / N/A	265	271,476	269,913	1,563	97.7%	94.3%	100.0%	8,560	2,830	2.79
2221 S. Clark Street- Residential (5)	National Landing	100.0%	C	Y / Y	1964 / 2016	216	96,948	96,948	—	86.9%	83.3%	—	4,858	2,249	4.91

DC
West Half	Ballpark	100.0%	C	Y / Y	2019 / N/A	465	385,368	343,089	42,279	90.9%	90.1%	90.7%	$15,275	$2,578	$3.53
Fort Totten Square	Brookland/Fort Totten	100.0%	C	Y / Y	2015 / N/A	345	384,956	254,292	130,664	96.7%	89.9%	100.0%	9,433	1,932	2.64
The Wren	U Street/Shaw	100.0%	C	Y / Y	2020 / N/A	433	332,682	289,686	42,996	97.8%	96.3%	100.0%	12,416	2,217	3.31
The Batley	Union Market	100.0%	C	Y / Y	2019 / N/A	432	300,388	300,388	—	96.8%	95.6%	—	12,431	2,508	3.61
WestEnd25	West End	100.0%	C	Y / Y	2009 / N/A	283	273,264	273,264	—	95.1%	94.0%	—	12,232	3,832	3.95
F1RST Residences	Ballpark	100.0%	C	Y / Y	2017 / N/A	325	270,928	249,456	21,472	95.5%	92.0%	100.0%	10,347	2,458	3.21
Atlantic Plumbing	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	310	245,143	221,788	23,355	94.9%	93.9%	89.2%	10,238	2,649	3.69
1221 Van Street	Ballpark	100.0%	C	Y / Y	2018 / N/A	291	225,592	202,715	22,877	94.1%	91.1%	100.0%	9,082	2,427	3.46
901 W Street	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	161	154,379	135,499	18,880	96.2%	96.3%	86.6%	5,952	2,742	3.23
900 W Street (5)	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	95	71,050	71,050	—	86.3%	64.2%	—	3,381	4,618	6.18

MD
8001 Woodmont	Bethesda CBD	100.0%	C	Y / Y	2021 / N/A	322	363,979	344,405	19,574	96.5%	95.3%	95.1%	$13,881	$3,481	$3.26

Operating - Total / Weighted Average (5)						6,318	5,323,076	4,954,677	368,399	95.9%	94.3%	97.3%	$184,599	$2,519	$3.16

Under-Construction

National Landing
1900 Crystal Drive (6)	National Landing	—	C			808	633,985	595,315	38,670
2000/2001 South Bell Street (6)	National Landing	—	C			775	580,966	561,961	19,005

Under-Construction - Total						1,583	1,214,951	1,157,276	57,675

Total						7,901	6,538,027	6,111,953	426,074

PROPERTY TABLE - MULTIFAMILY	MARCH 31, 2024 (Unaudited)

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q1 2023 ‑ 2024 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2023 - 2024	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3)	Foot (4)

Totals at JBG SMITH Share (5)

National Landing						2,856	2,315,347	2,269,045	46,302	96.6%	95.5%	100.0%	$73,312	$2,366	$2.88
DC						3,140	2,643,750	2,341,227	302,523	95.3%	93.1%	97.0%	97,406	2,551	3.42
MD						322	363,979	344,405	19,574	96.5%	95.3%	95.1%	13,881	3,481	3.26
Operating - Total/Weighted Average						6,318	5,323,076	4,954,677	368,399	95.9%	94.3%	97.3%	$184,599	$2,519	$3.16
Under-Construction assets						1,583	1,214,951	1,157,276	57,675

Number of Assets and Total Square Feet/Units Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet/Units	Square Feet/Units
Q4 2023	16	5,350,431 SF/ 6,318 Units	5,350,431 SF/ 6,318 Units
Acquisitions	—	—	—
Placed into service	—	—	—
Dispositions (7)	(1)	(27,355) SF	(27,355) SF
Out-of-service adjustment	—	—	—
Portfolio reclassification	—	—	—
Building re-measurements	—	—	—
Q1 2024	15	5,323,076 SF/ 6,318 Units	5,323,076 SF/ 6,318 Units

Note: At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Represents multifamily rent divided by occupied multifamily square footage; retail rent and retail square footage are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(5)	2221 S. Clark Street – Residential and 900 W Street are excluded from Percent Leased, Percent Occupied, Annualized Rent, Monthly Rent Per Unit and Monthly Rent per Square Foot metrics as they are operated as short-term rental properties.
(6)	See footnotes (3) and (4) on page 34.
(7)	See "Disposition Activity" on page 37.

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2024 (Unaudited)

Property Table – Commercial

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q1 2023 ‑ 2024 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2023 - 2024	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)

National Landing
1550 Crystal Drive (5)	National Landing	100.0%	C	Y / Y	1980 / 2020	555,256	448,945	106,311	88.6%	85.1%	100.0%	$21,927	$44.30	$46.98
2121 Crystal Drive	National Landing	100.0%	C	Y / Y	1985 / 2006	509,922	504,335	5,587	89.7%	89.6%	100.0%	21,288	46.95	11.68
2345 Crystal Drive	National Landing	100.0%	C	Y / Y	1988 / 2019	499,688	489,063	10,625	55.4%	55.0%	74.3%	13,569	49.94	17.01
2231 Crystal Drive	National Landing	100.0%	C	Y / Y	1987 / 2009	468,892	416,965	51,927	74.2%	69.5%	97.4%	16,027	48.34	39.84
2011 Crystal Drive	National Landing	100.0%	C	Y / Y	1984 / 2006	440,510	433,748	6,762	56.8%	57.7%	—	12,605	50.37	—
2451 Crystal Drive	National Landing	100.0%	C	Y / Y	1990 / 2019	402,375	390,318	12,057	86.3%	86.1%	92.6%	15,083	49.01	46.66
1235 S. Clark Street	National Landing	100.0%	C	Y / Y	1981 / 2007	384,656	336,310	48,346	97.5%	97.8%	95.0%	16,406	46.38	25.00
241 18th Street S. (5) (10)	National Landing	100.0%	C	Y / Y	1977 / 2013	350,915	334,091	16,824	91.0%	88.3%	100.0%	13,027	43.36	14.11
1215 S. Clark Street	National Landing	100.0%	C	Y / Y	1983 / 2016	336,159	333,546	2,613	99.6%	100.0%	44.5%	11,526	34.44	33.52
201 12th Street S.	National Landing	100.0%	C	Y / Y	1987 / 2014	329,687	317,474	12,213	99.8%	99.8%	100.0%	12,815	38.68	46.43
251 18th Street S. (5) (10)	National Landing	100.0%	C	Y / Y	1975 / 2013	307,401	293,818	13,583	82.5%	81.7%	100.0%	11,482	44.83	52.55
1225 S. Clark Street	National Landing	100.0%	C	Y / Y	1982 / 2013	276,203	263,353	12,850	94.2%	94.8%	80.9%	10,629	41.73	19.79
1901 South Bell Street	National Landing	100.0%	C	Y / Y	1968 / 2008	274,912	274,912	—	67.6%	67.6%	—	7,748	41.68	—
1770 Crystal Drive	National Landing	100.0%	C	Y / Y	2020 / N/A	273,787	259,651	14,136	100.0%	100.0%	100.0%	12,484	45.73	43.17
2100 Crystal Drive	National Landing	100.0%	C	Y / Y	1968 / 2006	253,437	253,437	—	100.0%	100.0%	—	10,673	42.11	—
200 12th Street S.	National Landing	100.0%	C	Y / Y	1985 / 2013	202,761	202,761	—	77.5%	77.5%	—	7,811	49.68	—
2200 Crystal Drive (5)	National Landing	100.0%	C	Y / Y	1968 / 2006	161,668	161,668	—	100.0%	100.0%	—	7,609	47.07	—
Crystal Drive Retail (5)	National Landing	100.0%	C	Y / Y	2003 / 2004	42,938	—	42,938	100.0%	—	100.0%	2,811	—	65.47
Crystal City Shops at 2100 (5) (10)	National Landing	100.0%	C	Y / Y	1968 / 2006	31,509	—	31,509	100.0%	—	100.0%	227	—	7.20

Other
2101 L Street	CBD	100.0%	C	Y / Y	1975 / 2007	375,493	344,173	31,320	75.1%	74.6%	80.3%	$18,758	$67.70	$54.80
800 North Glebe Road	Ballston	100.0%	C	Y / Y	2012 / N/A	305,006	278,644	26,362	99.3%	84.8%	92.4%	12,237	46.39	52.31
One Democracy Plaza (6) (7)	Bethesda- Rock Spring	100.0%	C	Y / Y	1987 / 2013	213,139	211,001	2,138	85.5%	85.6%	70.5%	5,315	29.25	20.53
4747 Bethesda Avenue (8)	Bethesda CBD	20.0%	U	Y / Y	2019 / N/A	300,535	286,226	14,309	98.0%	97.9%	100.0%	21,511	70.92	115.05
1101 17th Street	CBD	55.0%	U	Y / Y	1964 / 1999	209,637	199,883	9,754	80.1%	79.9%	82.8%	9,599	56.59	68.79

Operating - Total / Weighted Average						7,506,486	7,034,322	472,164	85.0%	83.5%	94.0%	$293,167	$46.95	$43.22

Total at JBG SMITH Share
National Landing						6,102,676	5,714,395	388,281	84.4%	83.3%	95.4%	$225,745	$44.78	$38.59
Other						1,069,045	1,000,999	68,047	85.9%	81.7%	85.7%	45,891	52.07	56.89
Operating - Total / Weighted Average						7,171,721	6,715,394	456,328	84.6%	83.1%	93.9%	$271,636	$45.85	$41.08

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2024 (Unaudited)

Number of Assets and Total Square Feet Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet	Square Feet
Q4 2023	26	8,269,736	7,659,281
Placed into service	—	—	—
Dispositions (9)	(1)	(551,594)	(275,797)
Out-of-service adjustment (10)	(1)	(213,137)	(213,137)
Portfolio reclassification	—	—	—
Building re-measurements	—	1,481	1,374
Other	—	—	—

Q1 2024	24	7,506,486	7,171,721

See footnotes on page 33.

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2024 (Unaudited)

Footnotes

Note:  At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents annualized office rent divided by occupied office square footage; annualized retail rent and retail square footage are excluded from this metric. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied office square footage may differ from leased office square footage because leased office square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Represents annualized retail rent divided by occupied retail square footage. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied retail square footage may differ from leased retail square footage because leased retail square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(5)	The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from Square Feet, leased and occupancy metrics.

		Not Available
Commercial Asset	In-Service	for Lease
1550 Crystal Drive	555,256	3,270
241 18th Street S.	350,915	11,484
251 18th Street S.	307,401	32,045
2200 Crystal Drive	161,668	121,940
Crystal Drive Retail	42,938	14,027
Crystal City Shops at 2100	31,509	40,706
2221 S. Clark Street - Office	-	35,182

(6)	The following asset is subject to a ground lease:

Ground Lease
Commercial Asset	Expiration Date
One Democracy Plaza	11/17/2084

(7)	Not Metro-Served.
(8)	Includes JBG SMITH's corporate office lease for approximately 84,400 SF.
(9)	See "Disposition Activity" on page 37.
(10)	In Q1 2024, we took 1800 South Bell Street and 9,864 SF of retail space at various National Landing assets out of service.

PROPERTY TABLE – UNDER-CONSTRUCTION	MARCH 31, 2024 (Unaudited)

Property Table – Under Construction

dollars in thousands
					Schedule (1)			At JBG SMITH Share
			Estimated	Estimated		Estimated	Estimated		Estimated	Estimated
		%	Square	Number of	Construction	Completion	Stabilization	Historical	Incremental	Total
Asset	Submarket	Ownership	Feet	Units	Start Date	Date	Date	Cost (2)	Investment	Investment

Multifamily
National Landing
1900 Crystal Drive (3)	National Landing	—	633,985	808	Q1 2021	Q1 2024 - Q3 2024	Q1 2026	$387,376	$34,815	$422,191
2000/2001 South Bell Street (4)	National Landing	—	580,966	775	Q1 2022	Q1 2025 - Q3 2025	Q4 2026	243,848	99,587	343,435

Under-Construction - Total / Weighted Average			1,214,951	1,583

Under-Construction - Total / Weighted Average at JBG SMITH Share			1,214,951	1,583	Q3 2021	Q3 2024 - Q1 2025	Q3 2026	$631,224	$134,402	$765,626

Weighted average Projected NOI Yield at JBG SMITH Share:	Multifamily
Estimated Total Investment (5)	5.8%
Estimated Incremental Investment	32.9%
Estimated Stabilized NOI at JBG SMITH Share (dollars in millions)	$44.2

Note: At 100% share, unless otherwise noted.

(1)	Average dates are weighted by share of estimated square footage.
(2)	Historical Cost excludes certain GAAP adjustments such as capitalized interest and ground lease costs. See definition of Historical Cost on page 42.
(3)	We leased the land underlying 1900 Crystal Drive to a lessee, which is constructing a multifamily asset comprising two towers, The Grace and Reva, with ground floor retail. The ground lessee has engaged us to be the development manager for the construction of 1900 Crystal Drive, and separately, we are the lessee in a master lease of the asset. We have an option to acquire the asset until a specified period after completion. The ground lessee entered into a mortgage loan collateralized by the leasehold interest with a maximum principal balance of $227.0 million. As of March 31, 2024, $197.2 million was outstanding under the mortgage loan. See page 39 for additional information. The ground lessee was obligated to invest $17.5 million of equity funding, all of which was funded, and JBG SMITH is obligated to provide the additional project funding through a mezzanine loan to the ground lessee. We determined that 1900 Crystal Drive is a variable interest entity ("VIE") and that we are the primary beneficiary of the VIE. Accordingly, we consolidated the VIE with the lessee's ownership interest shown as "Noncontrolling interests" in our condensed consolidated balance sheets. The ground lease, the mezzanine loan and the master lease described above are eliminated in consolidation. 1900 Crystal Drive's full cost, debt balance and other metrics are included at 100% in the JBG SMITH Share metrics presented within this Investor Package.
(4)	We leased the land underlying 2000/2001 South Bell Street to a lessee, which is constructing a multifamily asset comprising two towers with ground floor retail. The ground lessee has engaged us to be the development manager for the construction of 2000/2001 South Bell Street, and separately, we are the lessee in a master lease of the asset. We have an option to acquire the asset until a specified period after completion. The ground lessee entered into a mortgage loan collateralized by the leasehold interest with a maximum principal balance of $208.5 million. As of March 31, 2024, $84.2 million was outstanding under the mortgage loan. See page 39 for additional information. The ground lessee was obligated to invest $16.0 million of equity funding, all of which was funded, and JBG SMITH is obligated to provide additional project funding through a mezzanine loan to the ground lessee. We determined that 2000/2001 South Bell Street is a VIE and that we are the primary beneficiary of the VIE. Accordingly, we consolidated the VIE with the lessee's ownership interest shown as "Noncontrolling interests" in our condensed consolidated balance sheets. The ground lease, the mezzanine loan and the master lease described above are eliminated in consolidation. 2000/2001 South Bell Street's full cost, debt balance and other metrics are included at 100% in the JBG SMITH Share metrics presented within this Investor Package.
(5)	Historical Cost of 1900 Crystal Drive includes $22.6 million of design costs, the majority of which were incurred prior to the Formation Transaction, that are not related to the current planned development. Excluding these costs, Projected NOI Yield on Estimated Total Investment would be 6.0%.

PROPERTY TABLE – DEVELOPMENT PIPELINE	MARCH 31, 2024 (Unaudited)

Property Table – Development

dollars in thousands

			Earliest
			Potential					Estimated
		%	Construction	Estimated Potential Development Density (SF)				Number of
Asset	Submarket	Ownership	Start Date (1)	Total	Multifamily	Office	Retail	Units

National Landing
1415 S. Eads Street	National Landing	100.0%	2024	531,400	527,400	—	4,000	635
3330 Exchange Avenue	National Landing	50.0%	2024	239,800	216,400	—	23,400	240
3331 Exchange Avenue	National Landing	50.0%	2024	180,600	164,300	—	16,300	170
Potomac Yard Landbay F/G/H	National Landing	50.0% / 100.0%	2025-2026	2,614,000	1,147,000	1,369,000	98,000	1,240
RiverHouse Land	National Landing	100.0%	2025	1,988,400	1,960,600	—	27,800	1,665
2250 Crystal Drive	National Landing	100.0%	2025	696,200	681,300	—	14,900	825
223 23rd Street	National Landing	100.0%	2025	492,100	484,100	—	8,000	610
2525 Crystal Drive	National Landing	100.0%	2025	373,000	370,000	—	3,000	370
101 12th Street S.	National Landing	100.0%	2025	239,600	—	234,400	5,200	—
2100/2200 Crystal Drive Land (2)	National Landing	100.0%	2026	510,000	510,000	—	—	500
1800 South Bell Street	National Landing	100.0%	2026	311,000	—	307,000	4,000	—
DC
Gallaudet Parcel 2-3 (3)	Union Market	100.0%	2024	819,100	758,200	—	60,900	820
Capitol Point - North	NoMa	100.0%	2025	451,400	434,100	—	17,300	470
Gallaudet Parcel 4 (3)	Union Market	100.0%	2026	644,200	605,200	—	39,000	645
Other Development Parcels (4)				1,248,100	142,200	1,105,900	—	—

Total				11,338,900	8,000,800	3,016,300	321,800	8,190

Totals at JBG SMITH Share
National Landing				7,159,000	5,647,300	1,375,900	135,800	5,780
DC				2,107,000	1,840,200	149,600	117,200	1,935
				9,266,000	7,487,500	1,525,500	253,000	7,715

			Fully Entitled	4,727,600	3,723,400	806,000	198,200	4,210
			Entitlement In Process	4,538,400	3,764,100	719,500	54,800	3,505
				9,266,000	7,487,500	1,525,500	253,000	7,715

Historical Cost at JBG SMITH Share (5)	$ 380,318

See footnotes on page 36.

PROPERTY TABLE – DEVELOPMENT PIPELINE	MARCH 31, 2024 (Unaudited)

Footnotes

Note: At 100% share, unless otherwise noted.

(1)	Represents the earliest potential year in which construction could commence, subject to receipt of full entitlements, completion of design and market conditions. Office developments are pre-lease dependent.
(2)	Currently encumbered by two operating commercial assets.
(3)	Controlled through an option to acquire a leasehold interest with estimated stabilized annual ground rent payments totaling approximately $3.8 million. As of March 31, 2024, the weighted average remaining term for the option is 1.2 years.
(4)	Comprises four assets in which we have a minority interest.
(5)	Historical Cost includes certain intangible assets, such as option and transferable density rights values recorded as part of the Formation Transaction; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of Historical Cost on page 42.

DISPOSITION ACTIVITY	MARCH 31, 2024 (Unaudited)

Disposition Activity

dollars in thousands, at JBG SMITH Share

						Gross Sales
Assets	% Ownership	Asset Type	Location	Date Disposed	Total Square Feet	Price

Q1 2024
North End Retail	100.0%	Multifamily	Washington, DC	January 22, 2024	27,355 SF	$14,250
Central Place Tower	50.0%	Commercial	Arlington, VA	February 13, 2024	275,797 SF	162,500

Total						$176,750

DEBT SUMMARY	MARCH 31, 2024 (Unaudited)

Debt Summary

dollars in thousands, at JBG SMITH Share
	2024	2025	2026	2027	2028	Thereafter	Total

Consolidated and Unconsolidated Principal Balance
Unsecured Debt:
Revolving credit facility ($750 million commitment)	$—	$—	$—	$—	$—	$—	$—
Term loans ($720 million commitment)	—	200,000	—	—	520,000	—	720,000
Total unsecured debt	—	200,000	—	—	520,000	—	720,000
Secured Debt:
Consolidated principal balance	120,933	391,029	302,189	261,712	85,000	670,003	1,830,866
Unconsolidated principal balance	—	33,000	—	35,000	—	—	68,000
Total secured debt	120,933	424,029	302,189	296,712	85,000	670,003	1,898,866

Total Consolidated and Unconsolidated Principal Balance	$120,933	$624,029	$302,189	$296,712	$605,000	$670,003	$2,618,866

% of total debt maturing	4.6%	23.8%	11.5%	11.3%	23.1%	25.7%	100.0%
% floating rate (1)	—	—	84.3%	40.2%	14.0%	32.5%	25.8%
% fixed rate (2)	100.0%	100.0%	15.7%	59.8%	86.0%	67.5%	74.2%

Weighted Average Interest Rates
Variable rate (3)	—	—	7.14%	6.55%	7.03%	4.50%	6.17%
Fixed rate	3.97%	3.89%	5.44%	4.44%	3.98%	5.46%	4.38%
Total Weighted Average Interest Rates	3.97%	3.89%	6.87%	5.29%	4.41%	5.15%	4.84%

	Revolving Credit Facility and Term Loans
	Revolving				Total/
	Credit	Tranche A‑1	Tranche A‑2	2023	Weighted
	Facility	Term Loan	Term Loan	Term Loan	Average
Credit limit	$750,000	$200,000	$400,000	$120,000	$1,470,000
Outstanding principal balance	$—	$200,000	$400,000	$120,000	$720,000
Letters of credit	$467	$—	$—	$—	$467
Undrawn capacity	$749,533	$—	$—	$—	$749,533
Interest rate spread (4)	1.45%	1.24%	1.29%	1.30%	1.28%
All-In interest rate (5)	6.79%	2.70%	3.58%	5.31%	3.63%
Initial maturity date	Jun‑27	Jan‑25	Jan‑28	Jun‑28	—

Note: Amounts shown based on initial maturity date.

(1)	Floating rate debt includes floating rate loans with interest rate caps.
(2)	Fixed rate debt includes floating rate loans with interest rate swaps. Including interest rate caps, 94.6% of our debt is fixed or hedged.
(3)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and all debt was 3.41% and 3.47%, and the weighted average maturity date of the interest rate caps was April 2025. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(4)	The interest rate for the revolving credit facility excludes a 0.15% facility fee.
(5)	The all-in interest rate is inclusive of interest rate swaps. As of March 31, 2024, we had interest rates swaps for the Tranche A-1 Term Loan, the Tranche A-2 Term Loan and the 2023 Term Loan.

DEBT BY INSTRUMENT	MARCH 31, 2024 (Unaudited)

Debt by Instrument

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Consolidated
2101 L Street	100.0%	$120,933	3.97%	Fixed	3.97%	08/15/24	08/15/24
201 12th Street S., 200 12th Street S., and 251 18th Street S.	100.0%	83,319	7.94%	Fixed	7.94%	01/01/25	01/01/25
RiverHouse Apartments	100.0%	307,710	S + 1.39%	Swap	3.55%	04/01/25	04/01/25
1900 Crystal Drive (4)	—	197,189	S + 3.11%	Cap	7.63%	04/25/26	04/25/26
1215 S. Clark Street (5)	100.0%	105,000	S + 1.35%	Swap	5.44%	12/22/26	12/22/26
Tranche A‑1 Term Loan	100.0%	200,000	S + 1.24%	Swap	2.70%	01/14/25	01/14/27
8001 Woodmont	100.0%	101,283	4.82%	Fixed	4.82%	01/15/27	01/15/27
2000/2001 South Bell Street (6)	—	84,240	S + 2.25%	Cap	6.90%	01/22/27	01/22/27
1235 S. Clark Street	100.0%	76,189	3.94%	Fixed	3.94%	11/01/27	11/01/27
Tranche A‑2 Term Loan	100.0%	400,000	S + 1.29%	Swap	3.58%	01/13/28	01/13/28
Revolving Credit Facility (7)	100.0%	—	S + 1.45%	—	6.79%	06/29/27	06/29/28
2023 Term Loan	100.0%	120,000	S + 1.30%	Swap	5.31%	06/29/28	06/29/28
1225 S. Clark Street	100.0%	85,000	S + 1.70%	—	7.03%	07/27/28	07/27/28
WestEnd25	100.0%	97,500	S + 1.45%	Swap	4.16%	08/05/29	08/05/29
Multifamily Credit Facility (The Wren and F1RST Residences)	100.0%	187,557	5.13%	Fixed	5.13%	02/01/30	02/01/30
1221 Van Street	100.0%	87,253	S + 2.62%	Swap	6.59%	08/01/30	08/01/30
220 20th Street	100.0%	80,240	S + 2.62%	Swap	6.60%	08/01/30	08/01/30
The Bartlett (8)	100.0%	217,453	S + 2.62%	Cap	4.50%	08/01/30	08/01/30
Total Consolidated Principal Balance		2,550,866
Deferred financing costs and premium / (discount) - mortgage loans		(14,358)
Deferred financing costs - revolving credit facility and term loans (9)		(12,078)
Total Consolidated Indebtedness		$2,524,430

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)
Mortgage loans		$1,816,508
Revolving credit facility		—
Deferred financing costs, net (included in other assets) (9)		(9,469)
Term loans		717,391
Total Consolidated Indebtedness		$2,524,430

DEBT BY INSTRUMENT	MARCH 31, 2024 (Unaudited)

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Unconsolidated
1101 17th Street	55.0%	$60,000	S + 1.31%	Swap	4.13%	06/13/25	06/13/25
4747 Bethesda Avenue (10)	20.0%	175,000	S + 1.35%	Cap	5.73%	02/20/27	02/20/27
Total Unconsolidated Principal Balance		235,000
Deferred financing costs and premium / (discount)		(7,847)
Total Unconsolidated Indebtedness		$227,153

Principal Balance at JBG SMITH Share
Consolidated principal balance at JBG SMITH Share		$2,550,866
Unconsolidated principal balance at JBG SMITH Share		68,000
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share		$2,618,866

Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)
Consolidated indebtedness at JBG SMITH Share		$2,524,430
Unconsolidated indebtedness at JBG SMITH Share		66,413
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share		$2,590,843

(1)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and all debt was 3.41% and 3.47%, and the weighted average maturity date of the interest rate caps was April 2025. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(2)	March 31, 2024 one-month term SOFR of 5.33% applied to loans which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.
(3)	Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.
(4)	We leased the land associated with 1900 Crystal Drive to a lessee which will construct the asset. The ground lessee entered into a mortgage loan collateralized by the asset with a maximum principal balance of $227.0 million. The notional value of the interest rate cap was $192.9 million with a base rate of 4.50% as of March 31, 2024. See footnote (3) on page 34 for additional information.
(5)	The notional value of the 1215 S. Clark Street interest rate swap was $47.5 million as of March 31, 2024.
(6)	We leased the land associated with 2000/2001 South Bell Street to a lessee which will construct the asset. In December 2021, the ground lessee entered into a mortgage loan collateralized by the asset with a maximum principal balance of $208.5 million. The notional value of the interest rate cap was $69.1 million with a base rate of 4.50% as of March 31, 2024. See footnote (4) on page 34 for additional information.
(7)	March 31, 2024 daily SOFR of 5.34% applied to the revolving credit facility.
(8)	The cap strike rate for this loan was 1.99% as of March 31, 2024.
(9)	As of March 31, 2024, net deferred financing costs related to the revolving credit facility totaling $9.5 million were included in "Other assets, net" in our condensed consolidated balance sheet.
(10)	The base rate for this loan was 4.38% as of March 31, 2024.

DEFINITIONS	MARCH 31, 2024

Definitions

"Annualized Rent" is defined as (i) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before Free Rent as of March 31, 2024, multiplied by 12, and (ii) for commercial assets, or the retail component of a mixed-use asset, the in-place monthly base rent before Free Rent, plus tenant reimbursements as of March 31, 2024, multiplied by 12. Annualized Rent excludes rent from leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics) and percentage rent. The in-place monthly base rent does not take into consideration temporary rent relief arrangements.

"Annualized Rent per Square Foot" is defined as (i) for multifamily assets, in-place monthly base rent before Free Rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric and (ii) for commercial assets, annualized office rent divided by occupied office square feet and annualized retail rent divided by occupied retail square feet. Excludes percentage rent and the square footage of tenants that only pay percentage rent. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).

"Development Pipeline" refers to assets that have the potential to commence construction subject to receipt of full entitlements, completion of design and market conditions where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by Nareit. Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains and losses on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, income from investments, business interruption insurance proceeds, litigation settlement proceeds and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 13.

"Estimated Incremental Investment" means management's estimate of the remaining cost to be incurred in connection with the development of an asset as of March 31, 2024, including all remaining acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs to develop and stabilize the asset but excluding any financing costs and ground rent expenses. Actual incremental investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of March 31, 2024. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we

DEFINITIONS	MARCH 31, 2024

make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

"Estimated Total Investment" means, with respect to the development of an asset, the sum of the Historical Cost in such asset and the Estimated Incremental Investment for such asset. Actual total investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization expense related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, income from investments, business interruption insurance proceeds, litigation settlement proceeds, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption (payments) refunds, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income (loss) to FFO, Core FFO and FAD is presented on pages 14-15.

"GAAP" means accounting principles generally accepted in the United States of America.

"Historical Cost" is a non-GAAP measure which includes the total Historical Cost incurred by JBG SMITH with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs, but excluding any financing costs and ground rent expenses incurred as of March 31, 2024.

DEFINITIONS	MARCH 31, 2024

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of March 31, 2024.

"JBG SMITH Share" or "our share" refer to our ownership percentage of consolidated and unconsolidated assets in real estate ventures, but exclude our: (i) 10.0% subordinated interest in one commercial building, (ii) 33.5% subordinated interest in four commercial buildings, (iii) 49.0% interest in three commercial buildings and (iv) 9.9% interest in one commercial building, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures; these interests and debt are excluded because our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

"Metro-Served" means locations, submarkets or assets that are within 0.5 miles of an existing or planned Metro station.

"Monthly Rent Per Unit" represents multifamily rent for the month ended March 31, 2024 divided by occupied units; retail rent is excluded from this metric.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI"), "Annualized NOI", "Estimated Stabilized NOI" and "Projected NOI Yield" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure of our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other REITs that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI for all assets represents NOI for the three months ended March 31, 2024 multiplied by four. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this Investor Package. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

DEFINITIONS	MARCH 31, 2024

This Investor Package also contains management's estimate of stabilized NOI and projections of NOI yield for Under-Construction assets, which are based on management's estimates of property-related revenue and operating expenses for each asset. These estimates are inherently uncertain and represent management's plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. The property-related revenues and operating expenses for our assets may differ materially from the estimates included in this Investor Package. Management's projections of NOI yield are not projections of our overall financial performance or cash flow, and there can be no assurance that the Projected NOI Yield set forth in this Investor Package will be achieved.

Projected NOI Yield means our Estimated Stabilized NOI reported as a percentage of (i) Estimated Total Investment and (ii) Estimated Incremental Investment. Actual initial full year stabilized NOI yield may vary from the Projected NOI Yield based on the actual incremental investment to complete the asset and its actual initial full year stabilized NOI, and there can be no assurance that we will achieve the Projected NOI Yields described in this Investor Package.

We do not provide reconciliations for non-GAAP estimates on a future basis, including Estimated Stabilized NOI and expected Annualized NOI because we are unable to provide a meaningful or accurate calculation or estimate of reconciling items and the information is not available without unreasonable effort. This inability is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income (loss). Additionally, no reconciliation of Projected NOI Yield to the most directly comparable GAAP measure is included in this Investor Package because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts because such data is not currently available or cannot be currently estimated with confidence. Accordingly, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Percent Leased" is based on leases signed as of March 31, 2024, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation.

"Percent Occupied" is based on occupied rentable square feet/units as of March 31, 2024, and is calculated as (i) for multifamily space, total units less unoccupied units divided by total units, expressed as a percentage and (ii) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet. Out-of-service square feet and units are excluded from this calculation.

"Pro Rata Adjusted General and Administrative Expenses", a non-GAAP financial measure, represents general and administrative expenses adjusted for share-based compensation expense related to the Formation Transaction and special equity awards and the general and administrative expenses of our third-party asset management and real estate services business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our general and administrative expenses as compared to similar real estate companies and in general.

"Recently Delivered" refers to multifamily and commercial assets that are below 90% leased and have been delivered within the 12 months ended March 31, 2024.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Signed But Not Yet Commenced Leases" means leases that, as of March 31, 2024, have been executed but for which rent has not commenced.

"Square Feet" or "SF" refers to the area that can be rented to tenants, defined as (i) for multifamily assets, management's estimate of approximate rentable square feet,  (ii) for commercial assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space, (iii) for Under-Construction

DEFINITIONS	MARCH 31, 2024

assets, management's estimate of approximate rentable square feet based on current design plans as of March 31, 2024, and (iv) for assets in the Development Pipeline, management's estimate of developable gross square feet based on current business plans with respect to real estate owned or controlled as of March 31, 2024.

"Transaction and Other Costs" include pursuit costs related to completed, potential and pursued transactions, demolition costs, and severance and other costs.

"Under-Construction" refers to assets that were under construction during the three months ended March 31, 2024.

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APPENDIX – INTEREST EXPENSE	MARCH 31, 2024 (Unaudited)

	Consolidated		Unconsolidated Real Estate Ventures (1)
	Three Months Ended March 31,		Three Months Ended
in thousands	2024	2023	March 31, 2024

Interest Expense
Interest expense before capitalized interest	$30,840	$27,908	$794
Amortization of deferred financing costs	3,903	1,279	228
Interest expense related to finance lease right-of-use assets	—	—	39
Net loss on non-designated derivatives:
Net unrealized loss	42	2,697	—
Net realized loss	—	133	—
Capitalized interest	(4,625)	(5,175)	—
Total	$30,160	$26,842	$1,061

(1)	At JBG SMITH Share.

APPENDIX – TRANSACTION AND OTHER COSTS	MARCH 31, 2024 (Unaudited)

	Three Months Ended March 31,
in thousands	2024	2023

Transaction and Other Costs
Completed, potential and pursued transaction expenses	$1,507	$47
Severance and other costs	7	1,448
Demolition costs	—	977

Total	$1,514	$2,472

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